Exhibit 10.18

LOAN AND SECURITY AGREEMENT

dated March 8, 2002

between

ROXIO, INC.

and

COMERICA BANK-CALIFORNIA

B-i

i

v

x

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement is made and entered into as of March 8, 2002, by and between Roxio, Inc., a Delaware corporation (“Borrower”) and Comerica Bank-California, a California banking corporation (“Agent” or “Comerica”). Comerica and all other Persons who are or hereafter become lenders under this Agreement are herein individually referred to as “Lender” and collectively referred to as “Lenders.” Except as otherwise defined herein, initially capitalized terms used in this Agreement have the meanings assigned to them in Appendix A attached hereto.

Subject to the terms and conditions hereof, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders shall make the Loans to Borrower in an aggregate amount of up to $5,000,000.00 as set forth below.

In consideration of the mutual covenants and conditions hereof, the parties agree as follows:

1.	AMOUNT AND TERMS OF CREDIT

1.1 Revolving Line of Credit Commitment.

1.1.1 Revolving Line of Credit. Subject to the terms and conditions of this Agreement, from time to time from the Closing Date to the Business Day immediately prior to the Revolving Loan Maturity Date, each Lender agrees, severally and not jointly, upon Borrower’s request in accordance with this Agreement, to make its Pro Rata Share of advances {each a “Revolving Loan.” and collectively, the “Revolving Loans”) to Borrower in an aggregate amount outstanding not to exceed at any one time the sum of $15,000,000.00 (the “Maximum Revolving Amount”). The Pro Rata Share of each Lender in the Revolving Loans is as set forth in Schedule 1 hereto.

If at any time or for any reason, the outstanding principal amount of the Revolving Loan Account (as defined below) shall exceed the Maximum Revolving Amount, Borrower shall immediately pay to Agent, for the benefit of Lenders, in cash, the amount of such excess. Any commitment of Lenders, pursuant to the terms of this Agreement, to make Revolving Loans shall expire one Business Day prior to the Revolving Loan Maturity Date, subject to Lenders’ right to renew said commitment in their sole and absolute discretion at Borrower’s request. Any such renewal of said commitment shall not be binding upon Lenders unless it is in writing and signed by an officer of each Lender. Provided that no Event of Default has occurred and is continuing, all or any portion of the Revolving Loans advanced by Lenders which are repaid by Borrower shall be available for reborrowing in accordance with the terms hereof. Borrower promises to pay to Lenders the entire outstanding unpaid principal balance (and all accrued unpaid interest thereon) of the Revolving Loan Account on the earlier of the date otherwise due under this Agreement or the Revolving Loan Maturity Date.

1.1.2 Revolving Loan Account; Use of Proceeds. The amount of each Revolving Loan made by Lenders to Borrower hereunder shall be debited to the loan ledger account of Borrower maintained by Agent for all Revolving Loans (the “Revolving Loan

Account”) and Agent shall credit the Revolving Loan Account with all loan repayments in respect thereof made by Borrower. Borrower shall not use the proceeds of Revolving Loans for any purpose other than general corporate purposes of Borrower or for acquisitions. Borrower shall not use an aggregate amount outstanding at any one time in excess of $5,000,000.00 of Revolving Loans to acquire a Person or Persons or assets or equity interest(s) in a Person or Persons located outside the United States without the prior written consent of Agent, except as follows: Borrower may use an aggregate amount outstanding at any one time of up to $10,000,000.00 of Revolving Loans to acquire a Person or Persons or assets or equity interest(s) in a Person or Persons located in Canada provided that, immediately after such acquisition, the aggregate amount of Revolving Loans outstanding used for all acquisitions outside the United States does not exceed $10,000,000.00.

1.1.3 Requests for Revolving Loans. Requests for Revolving Loans hereunder shall be in writing duly executed by the chief executive officer or the chief financial officer of Borrower on behalf of Borrower, on a Notice of Borrowing Form attached hereto as Exhibit 1, and shall contain a certification setting forth the matters referred to in Subsection 1.1.1 and Subsection 1.1.2, which shall affirm that Borrower is entitled to borrow the amount of the Revolving Loan being requested.

1.1.4 Revolving Loan Interest. Borrower further promises to pay to Agent, for the benefit of Lenders, from the date of the advance of the initial Revolving Loan until all Obligations are repaid in full and Lenders have no further obligation to make Revolving Loans, on or before the first day of each month: (a) interest in arrears on the unpaid balance of the Base Lending Rate Portions at a rate of interest equal to the Base Lending Rate, which rate shall vary concurrently with any change in the Base Rate; and (b) interest in arrears on the unpaid balance of the LIBOR Leading Rate Portions at a rate of interest equal to the LIBOR Lending Rate.

1.2 Interest Rates.

1.2.1 Interest Rate Options. Subject to the terms and conditions of this Agreement, all Loans, or portions thereof, in each Loan Account, may be outstanding as either Base Lending Rate Portions or LIBOR Lending Rate Portions, by designating, in accordance with Sections 1.6 and 1.7, either the Base Lending Rate or the LIBOR Lending Rate to apply to all or any portion of the unpaid principal balance of such Loans; provided, however, there shall be no more than six (6) LIBOR Lending Rate Portions outstanding for any one Loan at any time. LIBOR Lending Rate Portions shall each be in minimum aggregate amounts of Five Hundred Thousand Dollars ($500,000), with aggregate increments of at least One Hundred Thousand Dollars ($100,000) for 30-day contracts, and One Hundred Thousand Dollars ($100,000) for 60, 90 and 180 day contracts. Each type of Loan shall be made and maintained by each applicable Lender at such Lender’s Lending Office for such type of Loan.

1.2.2 Default Rate. If an Event of Default occurs hereunder, then after the occurrence and during the continuance thereof, all Obligations shall bear interest at a rate equal to 3.00% per year in excess of the rate applicable immediately prior to the occurrence of the Event of Default, and such rate of interest shall fluctuate thereafter from time to time at the same time and in the same amount as any fluctuation in the rate applicable immediately prior to such occurrence. Such default interest shall be payable on demand.

1.2.3 Computation of Interest. All computations of interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. In the event that the Base Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on all Base Lending Rate Portions shall be made as of 12:01 a.m. (California time) on the effective date of the change in the Base Rate. Interest shall accrue from the Closing Date to the date of repayment of the Loans in accordance with the provisions of this Agreement; provided, however, if a Loan is repaid on the same day on which it is made, then one (1) day’s interest shall be paid as a Base Lending Rate Portion on that Loan. Any and all interest not paid when due shall, at Agent’s option, thereafter be deemed to be a Revolving Loan as a Base Lending Rate Portion made under Section 1.1.1 and shall bear interest thereafter as provided for in Subsection 1.1.4. For instance, if the Borrower borrows $5,000,000.00 on Monday at 10:00 a.m. where the relevant interest rate is five percent and repays all of the amount borrowed on Wednesday at 10:00 a.m. the amount to be paid by Borrower is $5,001,388.88.

1.2.4 Maximum Interest Rate. In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Agent or any Lender has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Lenders shall refund to Borrower such excess.

1.3 Loan Fees. In addition to any other amounts due or to become due under this Agreement concurrent with the execution hereof, Borrower shall pay to Agent, for the benefit of Lenders, the following fees:

1.3.1 Commitment Fee. In connection with the extension of the Loans, on the date of execution of this Agreement, a fully earned and non-refundable commitment fee equal to one-quarter of one percent (1/4%) of the Maximum Revolving Amount. Agent acknowledges having received $37,500 from Borrower which shall be applied to the commitment fee.

1.3.2 Unused Facility Fee. On the first day of each quarter during the term of this Agreement, an unused facility fee, payable in arrears, in an amount equal to one-quarter of one percent (1/4%) per annum times the average available and unused amount of the Revolving Loans during the preceding quarter.

1.3.3 Documentation Fee, Costs and Expenses. In addition to any other amounts due, or to become due, concurrently with the execution hereof, a documentation fee in the amount of $500.00 and all other costs and expenses (including attorney’s fees) incurred by Agent and Lenders in the negotiation and preparation of this Agreement and the other Loan Documents and the perfection of any security interest granted to Agent or Lenders by Borrower.

1.4 Late Charges. If any installment payment, interest payment, principal payment or principal balance due under any of the Loans is delinquent 10 or more days, in addition to and not in substitution of Lenders’ other rights and remedies with respect to such late payment, Borrower agrees to pay Agent for the benefit of the Lenders a late charge in the amount of 5% of the payment so due and unpaid, in addition to the payment. All payments, at Agent’s sole discretion, shall be applied first to any late charges owing, then to interest and the remainder, if any, to principal.

1.5 Repayment.

1.5.1 Payment on Revolving Loan Maturity Date. Unless earlier payable in accordance with the terms of the Loan Documents, the aggregate principal amount of each of the Loans, together with accrued interest thereon, costs and expenses shall be due and payable by Borrower on the Revolving Loan Maturity Date.

1.5.2 Optional Prepayment. Borrower may, at its option, prepay the Loans, in whole or in part, at any time and from time to time without penalty or premium.

1.5.3 Repayment Procedure. All repayments of Loans shall be made to Agent, for the account of each Lender in immediately available funds. In the case of any optional prepayment, Borrower shall designate to Agent the Loan(s) to be prepaid, and the amount(s) being prepaid. Borrower shall give Agent at least 3 LIBOR Business Days’ prior written notice of any prepayment of a LIBOR Lending Rate Portion, upon receipt of which Agent shall promptly give notice to each Lender. Agent shall, promptly following its receipt thereof, distribute to each Lender its Pro Rata Share (based upon the principal amounts outstanding) of all amounts received by Agent pursuant to this Section for each such Lender’s respective account. On the applicable maturity date, Borrower shall pay to Agent for the account of each Lender, the entire unpaid principal balance of the Loans together with all accrued but unpaid interest thereon.

1.5.4 Termination of Agreement Upon Repayment. Upon full and final payment of all amounts owing by Borrower pursuant to the Loan Documents and the termination of all obligations of Agent and Lenders under the Loan Documents, this Agreement shall terminate, subject to the limitation that the security interest held by Agent or Lenders in Collateral (and Agent’s and Lenders’ rights and remedies with respect thereto) securing Obligations that are in existence as of the time of such termination shall remain in effect.

1.6 Notice of Borrowing Requirements.

1.6.1 Each Borrowing of a Base Lending Rate Portion shall be made on a Business Day and each Borrowing of a LIBOR Lending Rate Portion shall be made on a LIBOR Business Day.

1.6.2 Each Borrowing shall be made by a Notice of Borrowing, given by facsimile or personal service, delivered to Agent at the address set forth in Section 11.11 of this Agreement. If for a Base Lending Rate Portion, Agent shall be given such notice no later than

12:00 noon, California time, one (1) Business Day prior to the day on which such Borrowing is to be made, and, if for a LIBOR Lending Rate Portion, Agent shall be given notice no later than 11:00 a.m., California time, three (3) LIBOR Business Days prior to the day on which such Borrowing is to be made, and such notice shall state the amount and purpose thereof (subject to the provisions of Section 1.1). Upon receipt of any Notice of Borrowing from Borrower for any Loan, (x) Agent shall promptly notify each Lender thereof, (y) each Lender will make the amount of its pro rata share of each Borrowing available to Agent for the account of Borrower at Agent’s Lending Office for such Loans prior to 10:00 a.m., California time, on the date requested by Borrower in funds immediately available to Agent and (z) such Borrowing will then be made available to Borrower by Agent crediting the account of Borrower on the books of Agent with the aggregate of the amounts made available to Agent by Lenders and in like funds as received by the Agent. If Borrower fails to designate a Borrowing as a Base Lending Rate Portion or a LIBOR Lending Rate Portion, Agent may, at its option, designate the Loan as a Base Lending Rate Portion.

1.6.3 Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice which Agent believes in good faith to have been given by a Responsible Officer of Borrower, or for otherwise acting in good faith under this Section 1.6, and in making any Loans or disbursements pursuant to telephonic notice.

1.6.4 So long as all of the conditions for a Borrowing of a Loan set forth herein have been satisfied, Agent shall make the proceeds of such Loan available to Borrower on the applicable Borrowing date by transferring same day funds, equal to the amount of such Loan, in accordance with written disbursement instructions given by Borrower to Agent, in form and substance satisfactory to Agent and otherwise consistent with Section 1.1.

1.7 Conversion or Continuation Requirements.

1.7.1 Borrower shall have the option to: (i) convert, at any time, all or any portion of any of the outstanding Loans, subject to the requirements of Subsection 1.2.1, from a portion bearing interest at one of the interest rate options available pursuant to Subsection 1.2.1 to another; or (ii) upon the expiration of any Interest Period applicable to a LIBOR Lending Rate Portion, to continue all or any portion of such LIBOR Lending Rate Portion as a LIBOR Lending Rate Portion with the succeeding Interest Period(s) of such continued LIBOR Lending Rate Portion commencing on the expiration date of the Interest Period previously applicable thereto; provided, however, that a LIBOR Lending Rate Portion may only be converted to a Base Lending Rate Portion or continued as a LIBOR Lending Rate Portion on the expiration date of the Interest Period applicable thereto; provided further, however, that no outstanding Loan, or portion thereof, may be continued as, or be converted into, a LIBOR Lending Rate Portion in the event that, on the earlier of the date of the delivery of the Notice of Conversion or Continuation or the telephonic notice in respect thereof, any Event of Default or Unmatured Event of Default has occurred and is continuing; provided further, however, that if Borrower fails to deliver the appropriate Notice of Conversion or Continuation or the telephonic notice in respect thereof pursuant to the required notice period before the expiration of the Interest Period of a LIBOR Lending Rate Portion, such LIBOR Lending Rate Portion shall automatically be converted to a Base Lending Rate Portion; provided further, however, that no outstanding portion of a Loan may be continued as, or be converted into, a LIBOR Lending Rate Portion in the event that, after giving effect to any such conversion or continuation, there would be more than six (6) LIBOR Lending Rate Portions outstanding.

1.7.2 Borrower shall give telephonic notice of any proposed continuation or conversion pursuant to this Section 1.7 followed by a Notice of Conversion or Notice of Continuation in the form attached hereto as Exhibit 2 or Exhibit 3, as applicable, given by facsimile or personal service, delivered to Agent at the address set forth in the Notice of Conversion or Continuation, no later than 11:00 a.m., California time, on the Business Day which is the proposed conversion date (in the case of a conversion to a Base Lending Rate Portion) and no later than 11:00 a.m., California time, three (3) LIBOR Business Days prior to the proposed conversion or continuation date (in the case of a conversion to, or a continuation of, a LIBOR Lending Rate Portion). If such Notice of Conversion or Continuation is received by Agent not later than 11:00 a.m., California time, on a LIBOR Business Day, such day shall be treated as the first LIBOR Business Day of the required notice period. In any other event, such notice will be treated as having been received at the opening of business of the next LIBOR Business Day. A Notice of Conversion or Continuation shall specify: (a) the proposed conversion or continuation date (which shall be a Business Day or a LIBOR Business Day, as applicable); (b) the amount of the Loan to be converted or continued; (c) the nature of the proposed conversion or continuation; and (d) in the case of a conversion to or continuation of a LIBOR Lending Rate Portion, the requested Interest Period.

1.7.3 Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which Agent believes in good faith to have been given by a Responsible Officer of Borrower or for otherwise acting in good faith under this Section 1.7. Any Notice of Conversion or Continuation (or telephonic notice in respect thereof) shall be irrevocable and Borrower shall be bound to convert or continue in accordance therewith.

1.8 LIBOR Costs. Borrower shall reimburse each Lender for any increase in such Lender’s costs (which shall include, but not be limited to, taxes, other than taxes imposed on the overall net income of such Lender, fees or charges), or any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain outstanding the principal amount of the Loans) incurred by it directly or indirectly resulting from the making of any LIBOR Lending Rate Portion due to: (a) the modification, adoption, or enactment of any law, rule, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (b) the modification or new application of any law, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (c) compliance by such Lender with any request or directive (whether or not having the force of law) of any monetary or fiscal agency or authority which becomes effective after the date hereof; (d) violations by Borrower of the terms of this Agreement; or (e) any prepayment of a LIBOR Lending Rate Portion at any time prior to the end of the applicable Interest Period, including pursuant to Section 9.1.

The amount of such costs, losses, or expenses shall be determined solely by such Lender based upon the assumption that such Lender funded one hundred percent (100%) of each LIBOR Lending Rate Portion in the LIBOR market. In attributing such Lender’s general costs relating to its eurocurrency operations to any transaction under this Agreement or averaging any costs over a period of time, such Lender may use any reasonable attribution or averaging methods which it deems appropriate and practical. Such Lender shall notify Borrower of the amount due such Lender pursuant to this Section 1.8 in respect of any LIBOR Lending Rate Portion as soon as practicable but in any event within forty-five (45) days after the last day of the Interest Period of such LIBOR Lending Rate Portion, and Borrower shall pay to such Lender the amount due within fifteen (15) days of its receipt of such notice. A certificate as to the amounts payable pursuant to the foregoing sentence together with whatever detail is reasonably available to such Lender shall be submitted by such Lender to Borrower. Such determination shall, if not objected to within ten (10) days, be conclusive and binding upon Borrower in the absence of manifest error. If such Lender claims increased costs, loss, or expenses pursuant to this Section 1.8, then such Lender, if requested by Borrower, shall use reasonable efforts to take such steps that Borrower reasonably requests, including designating different Lending Offices, as would eliminate or reduce the amount of such increased costs, losses, or expenses, so long as taking such steps would not, in the reasonable judgment of such Lender, otherwise be disadvantageous to such Lender. Any recovery by such Lender or its Lending Office of amounts previously borne by Borrower pursuant to this Section 1.8 shall be promptly remitted, without interest (unless Lender received interest on such recovered amounts), to Borrower by such Lender.

1.9 Illegality; Impossibility. Notwithstanding anything herein to the contrary, if any Lender determines (which determination shall be conclusive) that any law, rule, regulation, treaty or directive, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Lender (or its Lending Office) to fund or maintain a LIBOR Lending Rate Portion in the LIBOR market or to continue such funding or maintaining, then such Lender shall give notice of such circumstances to Borrower and (a) in the case of each and every LIBOR Lending Rate Portion which is outstanding, Borrower shall, if requested by such Lender, prepay such LIBOR Lending Rate Portion(s) on or before the date specified in such request, together with interest accrued thereon, and the date so specified shall be deemed to be the last day of the Interest Period of that LIBOR Lending Rate Portion, and concurrent with any such prepayment, such Lender shall make a Base Lending Rate Portion to Borrower in the principal amount equal to the principal amount of the LIBOR Lending Rate Portions so prepaid, and (b) such Lender shall not be obligated to make any further LIBOR Lending Rate Portions until such Lender determines that it would no longer be unlawful or impossible to do so.

1.10 Impracticability. Notwithstanding anything herein to the contrary, if any Lender determines (which determination shall be conclusive) that (a) such Lender is unable to determine the LIBOR Lending Rate with respect to any Notice of Borrowing or Notice of Conversion or Continuation selecting the LIBOR Lending Rate because quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relative maturities or

(b) the LIBOR Lending Rate will not adequately reflect the cost to such Lender of making or funding LIBOR Lending Rate Portions, then (i) the right of Borrower to select the LIBOR Lending Rate shall be suspended until such Lender notifies Borrower that the circumstances causing such suspension no longer exist, and (ii) Borrower shall repay in full the then outstanding principal balance of each LIBOR Lending Rate Portion, together with interest accrued thereon, on the last day of the interest Period applicable to each such LIBOR Lending Rate Portion.

1.11 Increased Risk-Based Capital Cost. If the amount of capital required or expected to be maintained by any Lender or any Person directly or indirectly owning or controlling such Lender (each a “Control Person”), shall be affected by:

1.11.1 the introduction or phasing in of any law, rule or regulation after the date hereof;

1.11.2 any change after the date hereof in the interpretation of any existing law, rule or regulation by any central bank or United States or foreign governmental authority charged with the administration thereof; or

1.11.3 compliance by such Lender or such Control Person with any directive, guideline or request from any central bank or United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof, and such Lender shall have reasonably determined that such introduction, phasing in, change or compliance shall have had or will thereafter have the effect of reducing (x) the rate of return on such Lender’s or such Control Person’s capital, or (y) the asset value to such Lender or such Control Person of the Loans made or maintained by such Lender, in either case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such introduction, phasing in, change or compliance (after taking into account such Lender’s or such Control Person’s policies regarding capital), in either case by an amount which Lender in its reasonable judgment deems material, then, on demand by such Lender, Borrower shall pay to such Lender or such Control Person such additional amount or amounts as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for such reduction.

1.12 Notes; Statements of Obligations.

1.12.1 Borrower agrees that, upon the request to Agent by any Lender made on or prior to the Closing Date if and to the extent that such Lender has a commitment as of the Closing Date, or in connection with any assignment pursuant to Section 11.9, to evidence such Lender’s Loans, Borrower will execute and deliver to such Lender a promissory note or promissory notes substantially in the form of Exhibit 4, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), payable to the order of such Lender and in a principal amount equal to the sum of the applicable commitment. Each Note shall (x) be dated the Closing Date, (y) be payable as provided herein and (z) provide for the payment of interest in accordance with the terms of this Agreement. If a portion or all of the Loans are assigned by one Lender to another Lender, Borrower’s obligation to execute a new Note in favor of the assignee is subject to appropriate modification or cancellation of any previously-executed Note relating to the assigned Loan(s).

1.12.2 The Loans and Borrower’s obligation to repay the same shall be evidenced by the Notes, this Agreement and the books and records of Lenders. Agent shall maintain the Register pursuant to Section 10.13, and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, whether each such Loan is a LIBOR Lending Rate Portion or a Base Lending Rate Portion, or both, and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by Agent hereunder from Borrower and each Lender’s share thereof; provided, however, any failure by Agent to maintain the Register or any such subaccount with respect to any Loan or continuation, conversion or payment thereof or any failure by Agent to make any such notation, or any error in any such notation, shall not limit or otherwise affect Borrower’s obligations hereunder or under the Notes to pay to Agent and Lenders all amounts owing under the Loan Documents when due in accordance with the terms of the Loan Documents.

1.12.3 Agent shall render monthly statements of the Loans to Borrower, including statements of all principal and interest owing on the Loans, and all Fees and Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Lenders unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Agent, at the address specified in Section 11.11, with a copy for each Lender, written objection thereto specifying the error or errors, if any, contained in any such statement.

1.13 Payments on Non-Business Day. Whenever any payment to Agent under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

1.14 Collection of Payments. All sums payable by Borrower to Agent or Lenders under or pursuant to this Agreement or any other Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Agent at the office of Agent identified in Section 11.11, in immediately available United States funds, and without setoff, deduction or counterclaim. Borrower hereby authorizes Agent to collect all principal, interest, fees, costs, or expenses due under this Agreement or the other Loan Documents, as follows:

1.14.1 Automatic Payments. Borrower authorizes Agent to automatically deduct all interest due from Borrower’s account number 1890519489 with Agent, or any other account maintained by Borrower with Agent, when due or, at Agent’s option, at any time thereafter. Borrower authorizes Agent, at Agent’s option, to automatically deduct all fees and other charges due from Borrower’s account number 1890519489 with Agent, or any other account maintained by Borrower with Agent, if such fees and charges have not been paid within 30 days of the date Borrower has been billed for them and Borrower has not given written notice to Agent prior to the end of such 30-day period that it contests such fees or charges.

Should there be insufficient funds in any such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower, provided, however, that Agent shall not be obligated to advance funds to cover any such payment. In addition, Borrower authorizes Agent, at its sole option, without prior notice to Borrower, to advance a Revolving Loan for any payment due or past due hereunder, including principal and interest owing of the Loans, and to pay the proceeds of such Revolving Loan to Agent for application toward such due or past due payment.

1.14.2 Other Payments. Any such amounts not collected in accordance with the foregoing instructions may be paid in cash or deducted from loan proceeds; provided, however, that Agent shall not be obligated to advance funds to cover payment of any such amount.

1.15 Receipt of Payments by Agent. Any payment by Borrower of any of the Obligations made by mail will be deemed tendered and received by Agent only upon actual receipt thereof by Agent at the address designated for such payment, whether or not Agent has authorized payment by mail or in any other manner, and such payment shall not be deemed to have been made in a timely manner unless actually received by Agent on or before the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Agent of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and any failure to pay the entire amount then due shall constitute and continue to be an Event of Default hereunder, and at any time thereafter, and until the entire amount then due has been paid in full, Agent and Lenders shall be entitled to exercise any and all rights and remedies conferred upon and otherwise available to Agent and Lenders hereunder or under any of the other Loan Documents upon the occurrence and during the continuance of any such Event of Default. Prior to the occurrence of any Event of Default hereunder, Borrower shall have the right to direct the application of any and all payments made to Agent by Borrower hereunder to the respective Obligations. Borrower waives the right to direct application of any and all payments received by Agent from and on behalf of Borrower at any time or times after the occurrence and during the continuation of any Event of Default hereunder. Borrower further agrees that after the occurrence and during the continuation of any Event of Default hereunder, or prior to the occurrence of any Event of Default hereunder if Borrower has failed to direct such application, Agent shall have the continuing exclusive right to apply and to reapply any and all payments received by Agent at any time or times hereafter, whether as voluntary payments, proceeds from any Collateral, offsets, or otherwise, against the Obligations in such order and in such manner as Agent may, in its sole discretion, deem advisable, notwithstanding any entry by Agent upon any of its books and records. Borrower hereby expressly agrees that, to the extent that Agent receives any payment or benefit of or otherwise upon any of the Obligations, and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, or set aside, or required to be repaid to a trustee, receiver, or other party under any provision of the Bankruptcy Code or under any other state or federal law, common law, or equitable cause, then to the extent of such payment or benefit, the Obligations, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made by

Borrower or received by Agent, and, further, any such repayment by Agent shall be added to and be deemed to be part of the Obligations.

2.	CREATION OF SECURITY INTEREST

2.1 Grant of Security Interest. Borrower hereby grants to Agent, for the benefit of the Lenders, a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Agent’s security interests in the Collateral shall attach to all Collateral without further act on the part of Agent or Borrower. Borrower represents and warrants that, except for Permitted Liens to which Agent expressly agrees in writing, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and shall constitute a valid, first priority security interest in Collateral acquired after the date hereof. Notwithstanding termination of this Agreement, the security interest of Agent, for the benefit of the Lenders, shall remain in effect for so long as any Obligations are outstanding or any loan facility is in place.

2.2 Authorization to File Financing Statements/Documents to Perfect Security Interest in Intellectual Property Collateral. Borrower hereby irrevocably authorizes Agent at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as to all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the state or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required or authorized by part 5 of Article 9 of the Uniform Commercial Code of the state to be included in such financing statement or amendment. Borrower agrees to furnish any information needed or appropriate for the filing of such a document immediately upon request Borrower also irrevocably authorizes Agent at any time and from time to time to file in the United States Patent and Trademark Office, the United States Copyright Office and any other appropriate office, all documents necessary or appropriate to perfect Agent’s security interest in the Intellectual Property Collateral and agrees to furnish any information needed or appropriate for the filing of such a document immediately upon request. Borrower irrevocably makes, constitutes and appoints Agent (and any of Agent’s designated officers, employees or agents) as Borrower’s true and lawful attorney to execute (in Borrower’s name or Agent’s name, at Agent’s election) and deliver such documents as are necessary or appropriate to take any of the actions authorized by this Section 2.2.

2.3 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Agent, shall (a) endorse or assign such Negotiable Collateral to Agent, (b) deliver physical possession of such Negotiable Collateral to Agent, and (c) mark conspicuously all of its records pertaining to such Negotiable Collateral with a legend, in form and substance satisfactory to Agent (and in the case of Negotiable Collateral consisting of tangible Chattel Paper, immediately mark all such Chattel Paper with a conspicuous legend in form and substance satisfactory to Agent), indicating that the Negotiable Collateral is subject to the security interest granted hereby.

2.4 Investment Property. If Borrower shall at any time hold or acquire any certificated securities, Borrower shall forthwith endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities now or hereafter acquired by Borrower are uncertificated and are issued to Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify Agent thereof and, at Agent’s request and option, pursuant to an agreement in form and substance satisfactory to Agent, either (a) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of Borrower or such nominee, or (b) arrange for Agent to become the registered owner of such securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by Borrower are held by Borrower or its nominee through a securities intermediary or commodity intermediary, Borrower shall immediately notify Agent thereof and, at Agent’s request and option, pursuant to an agreement in form and substance satisfactory to Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instruments from Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by Agent to such commodities intermediary, in each case without further consent of Borrower or its nominee, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for Agent to become the entitlement bolder with respect to such investment property, with Borrower being permitted, only with consent of Agent, to exercise rights to withdraw or otherwise deal with such investment property. Borrower shall also execute such additional agreements or instruments, in form and substance satisfactory to Agent, with respect to investment property, as Agent shall request.

2.5 Delivery of Additional Documentation Required. At any time at the request of Agent, Borrower shall execute and deliver to Agent, all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, powers of attorney, and other documents that Agent may reasonably request, in form satisfactory to Agent, to perfect and continue perfected Agent’s security interests in the Collateral, in order to enable Agent to enforce its rights and remedies under the Loan Documents, and in order to fully consummate all of the transactions contemplated under the Loan Documents.

2.6 Right to Inspect. Agent and each Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, no more frequently than annually (or at any time and without notice required if an Event of Default has occurred and is continuing), to inspect and audit Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Borrower shall pay Agent audit fees not to exceed $5,000 for each audit, unless an Event of Default has occurred and then Borrower shall pay all reasonable expenses incurred by Agent and each Lender with respect to such inspection and audit. All audit fees are payable upon demand and may be added to the Obligations.

2.7 Bailees and Other Third Parties in Possession. In the event that any Collateral is in the possession of a third party, Borrower shall join with Agent in notifying such third party of Agent’s security interest and obtaining an acknowledgment from such third party that it is holding such Collateral for the benefit of Agent.

2.8 Control Agreements. Borrower shall cooperate with Agent in obtaining a control agreement in form and substance satisfactory to Agent with respect to all Deposit Accounts, electronic Chattel Paper, Investment Property, and Letter of Credit Rights.

3.	CONDITIONS PRECEDENT

3.1 Conditions Precedent to Initial Loan. Each Lender’s obligation to make the initial Loan is subject to the fulfillment, to the satisfaction of Agent and its counsel, of each of the following conditions prior to the earlier of: (a) 30 days after the date of this Agreement, and (b) the making of the initial Loan.

3.1.1 Notes. Each Lender shall have received original, executed Notes from Borrower, pursuant to Section 1.12.1 of this Agreement, substantially in the form of Exhibit 4, with appropriate insertions as to payee, date and principal amount.

3.1.2 Security Agreement. Agent shall have received, for benefit of Lenders, such original executed intellectual property security agreements covering the Intellectual Property Collateral, in form and substance satisfactory to Agent.

3.1.3 Financing Statements and Perfection of Security Interest. Agent shall have received, for benefit of Lenders, original UCC-1 financing statements, in each case in form and substance satisfactory to Agent, covering the Collateral (and executed by Borrower and any grantor of a security interest in Collateral if so requested by Agent), and such UCC-1 financing statements have been filed with the appropriate official of the state and county where the Borrower and each grantor of a security interest is incorporated, located and/or any other state or county in which Agent has required the filing of a UCC-1 financing statement, describing all personal property which is collateral for the Loan; and all other actions have been taken, and documents provided to Agent, as are necessary or appropriate to perfect Agent’s security interest in the Collateral.

3.1.4 Search Results. Agent shall have received Uniform Commercial Code, U.S. Patent and Trademark Office, U.S. Copyright Right Office and other public record searches with respect to Borrower and any grantor of a security interest, in each case in form and substance satisfactory to Agent.

3.1.5 Due Diligence. Agent shall have completed its due diligence requirements with respect to Borrower, including audits, financial and legal survey, review of Borrower’s formation and authorization documents, and review of Borrower’s June 30, 2001 accounts receivable and accounts payable agings, the results of which in each case shall be satisfactory to Agent in its sole discretion.

3.1.6 Insurance. Borrower shall have delivered to Agent satisfactory evidence of insurance coverage required pursuant to that certain Agreement to Provide Insurance executed by Borrower, in form, substance, amounts, covering risks and issued by companies satisfactory to Agent, including, where required by Agent, certified copies of the policies of insurance therefor, together with endorsements thereto, and where required by Agent, with a lender’s loss payable endorsement form 438BFU or other form of lender’s loss payable endorsement satisfactory to Agent, in favor of Agent and Lenders as additional loss payees thereunder, in form, substance, amount and covering risks satisfactory to Agent, and specifying that the insurer shall give Agent at least 30 days prior written notice of the cancellation of any such policies of insurance for any reason.

3.1.7 Organizational Documents. Borrower shall have delivered to Agent certified copies of the articles of incorporation, bylaws or similar document of Borrower, in each case in form and substance satisfactory to Agent.

3.1.8 Authorizations. Agent shall have received certified copies of all action taken by Borrower to authorize the execution, delivery and performance of the Loan Documents.

3.1.9 Good Standing. Agent shall have received good standing certificates from the appropriate secretary of state of the state in which Borrower is organized and in each state in which it is required to be qualified to do business.

3.1.10 Executed Agreement. Agent shall have received an original of this Agreement and all other Loan Documents to which Borrower is a party, duly executed by Borrower.

3.1.11 Certificates of Title. Agent shall have received duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title.

3.1.12 Control Agreements. Agent shall have received such control agreements from each Person as Agent may require.

3.1.13 Payment of All Fees and Expenses. Agent shall have received payment of all fees payable on the Closing Date in accordance with the provisions of this Agreement, including but not limited to the Commitment Fee, together with all Lender expenses owing on the Closing Date.

3.1.14 Material Adverse Change. No event that has resulted or could result in a Material Adverse Change shall have occurred, as determined by Agent in its sole discretion.

3.1.15 Additional Documents. Agent shall have received all such other agreements, instruments and documents as Agent may reasonably deem necessary or desirable.

3.2 Conditions Precedent to All Loans. Each Lender’s obligation to make each Loan is subject to the fulfillment, to the satisfaction of Agent and its counsel, of each of the following conditions:

3.2.1 Borrowing Request. With respect to each Loan or other extension of credit hereunder, Agent shall have received a Notice of Borrowing.

3.2.2 Representations and Warranties. Each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such Loan or other extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

3.2.3 Defaults. No Event of Default or Unmatured Event of Default shall occur, or shall have occurred and be continuing, on the date of such extension of credit, nor shall either result from the making thereof.

4.	REPRESENTATIONS AND WARRANTIES OF BORROWER

In order to induce the Lenders to enter into this Agreement and to make Loans, Borrower makes the following representations and warranties to Lenders which shall be true, correct, and complete in all respects as of the date of execution of this Agreement and at the Closing Date and at, and as of, the date of the making of each Loan made thereafter (except to the extent that such representations and warranties relate solely to an earlier date):

4.1 Existence and Rights. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, which shall survive more than one year beyond the maturity of any Loans hereunder, provided, however, that the above referenced one year period shall apply to successors of the Borrower if a successor is approved by Agent, pursuant to the terms and conditions of this Agreement. Borrower is authorized and in good standing in the state of its incorporation; Borrower has the appropriate powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified, in good standing and has all licenses necessary in California and in each state in which the character of the properties owned by it therein or the conduct of its business makes such qualification or licenses necessary; and Borrower has the power and adequate authority to execute, deliver and perform this Agreement and the other Loan Documents. Borrower has no investment in any other business entity unless specified in writing to Agent.

4.2 Agreement Authorized. The execution, delivery and performance of this Agreement and the Loan Documents are duly authorized and do not require any registration with, consent or approval of, or notice to, or other action with or by, any governmental body or other regulatory authority, are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower’s articles of incorporation, by-laws, or similar document as the case may be, and this Agreement and each of the other Loan Documents is a valid, binding and legally enforceable obligation of Borrower in accordance with its terms; subject only to bankruptcy, insolvency or similar laws affecting creditors rights generally.

4.3 No Conflict. The execution, delivery and performance of this Agreement and the Loan Documents are not in contravention of or in conflict with, and do not result in a breach or constitute a default under any agreement, contract, indenture, instrument or undertaking to which Borrower is a party or by which it or any of its property may be bound or affected, and do not cause any Lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof. Borrower is not in default under any agreement, contract, indenture, instrument or undertaking to which Borrower is a party or by which it may be bound, which default could reasonably be expected to create a Material Adverse Change.

4.4 Litigation. There is no litigation or other proceeding pending or threatened against or affecting Borrower which could reasonably be expected to create a Material Adverse Change, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

4.5 Financial Condition. All consolidated financial statements, related to Borrower, that have been delivered by Borrower to Agent fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations, for the period then ended. Said statements and all other statements and data submitted in writing by Borrower to Agent in connection with this request for credit are true and correct, and each said balance sheet and profit and loss statement fairly presents the financial condition of Borrower as of the date thereof and the results of the operations of Borrower for the period covered thereby, consistently applied, and has been prepared in accordance with GAAP. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in its balance sheet, and Borrower has not entered into any special commitments or substantial contracts that are not reflected in said balance sheet or that have resulted or could reasonably be expected to create a Material Adverse Change. There has not been a Material Adverse Change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Agent on or about the date of this Agreement.

4.6 Title to Assets. Borrower has the power and authority to transfer the Collateral, and Borrower has good and indefeasible title to the Collateral, free and clear of any Liens or restrictions, except for Permitted Liens.

4.7 Name; State of Incorporation; Location of Chief Executive Office. Borrower has not done business under any name other than that specified on the signature page hereof. Borrower is incorporated under the laws of the State of Delaware. The chief executive office of Borrower is located at 461 S. Milpitas Blvd. Milpitas, California 95035. Borrower’s Federal Employer Identification Number is 770551214.

4.8 Subsidiaries. As of the date of this Agreement, Borrower does not own any Stock, partnership interest or other equity securities of any Person that is a Subsidiary, except as follows; Wildfile, Inc., Roxio CI Ltd., Roxio ApS, Roxio International B.V., Roxio GmbH & Co. KG, Roxio Japan Inc., CGI Verwaltungsgesellschaft mbH and Cequadrat (USA), Inc.

4.9 Tax Status. Borrower has filed or caused to be filed all tax returns required to be filed by Borrower, and has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

4.10 Trademarks, Trade Names, Copyrights, Patents. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

4.11 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, which violation could reasonably be expected to create a Material Adverse Change.

4.12 ERISA. All defined benefit pension plans as defined in the Employees Retirement Income Security Act of 1974, as amended (“ERISA”), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA. No Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan, or any other failure by Borrower to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could result in a Material Adverse Change.

4.13 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

4.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Lenders contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

4.15 Enforceability; Priority of Security Interest. (i) This Agreement creates a security interest which is enforceable against the Collateral in which Borrower now has rights and will create a security interest which is enforceable against the Collateral in which Borrower hereafter acquires rights at the time Borrower acquires any such rights, and (ii) Agent, for the benefit of the Lenders, upon perfection of such security interest, will have a perfected first-priority security interest in the Collateral in which Borrower now has rights (subject only to Permitted Liens), and will have a perfected, first-priority security interest in the Collateral in which Borrower hereafter acquires rights at the time Borrower acquires any such rights (subject only to Permitted Liens), in each case securing the payment and performance of the Obligations.

4.16 Other Financing Statements. Other than financing statements, pledge documents, deeds of trust and mortgages in favor of Agent and financing statements, deeds of trust and mortgages filed or recorded in connection with Permitted Liens, no effective financing statement, pledge document, deed of trust or mortgage naming Borrower as debtor, assignor, grantor, mortgagor, pledger, trustor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.

4.17 Intellectual Property Collateral.

4.17.1 Ownership of Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, free and clear of all Liens, licenses and rights of other Persons except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. To Borrower’s knowledge, no infringement or unauthorized use presently is being made of any of the Intellectual Property Collateral by any Person. A true and correct list of all of the existing, pending or applied for Patents owned by Borrower, in whole or in part, as of January 30, 2002, is set forth in Schedule 3. A true and correct list of all the existing Trademarks that are registered, or for which any application for registration has been filed with the U.S. Patent and Trademark Office or any corresponding or similar trademark office of any other U.S. or foreign jurisdiction, and that are owned or covered by application for registration by Borrower, as of January 30, 2002, is set forth in Schedule 3. A true and correct list of all registered Copyrights owned by Borrower or held or used in conducting its business, in whole or in part, as of the date of January 30, 2002, is set forth in Schedule 3. Borrower represents and warrants that it shall at all times hereafter continue to maintain the same interest in the Patents, Trademarks and Copyrights (and applications therefor) identified in Schedule 3 and in reports provided or required pursuant to Section 5.5.9, except as provided in Section 4.17.2. below, and that all Patents, Trademarks and Copyrights that it now or hereafter owns or acquires which are registered with the U.S. Patent and Trademark Office, the U.S. Copyright Office or other appropriate governmental office shall be registered in Borrower’s name (or, if acquired by Borrower from any other Person, shall be registered in Borrower’s name promptly after Borrower’s acquisition thereof).

4.17.2 Disposition of Intellectual Property Collateral. Notwithstanding the provisions in Section 4.17.1, but subject to the restrictions set forth in Section 6.7(a), Borrower may abandon or transfer Intellectual Property Collateral if:

(a) All Lenders give their prior written consent to such abandonment or transfer; or

(b) All of the following conditions are satisfied: (i) in any calendar year, the Intellectual Property Collateral being abandoned or transferred, together with the Collateral abandoned or transferred pursuant to Section 6.7(b)(v) of this Agreement, in the aggregate, has a fair market value at the time of abandonment or transfer of less than $1,000,000, as established by evidence reasonably satisfactory to Agent; (ii) the Intellectual Property Collateral being abandoned or transferred is not necessary to the operation of Borrower’s business as then conducted; (iii) the proposed transferee or user of the Intellectual Property Collateral is not an Affiliate of Borrower; (iv) the proposed transferee or user of the Intellectual Property Collateral pays Borrower an amount reasonably equivalent to the fair market value of such Intellectual Property Collateral; and (v) Agent gives its prior written consent to such abandonment or transfer, which consent shall not be unreasonably withheld; or

(c) the Intellectual Property Collateral being transferred consists of U.S. patent numbers RE 36596; 5,455,410; 5,485,000; and 5,552,588, such patents are each being transferred by Borrower to Smead Manufacturing, Inc. or an Affiliate of Smead Manufacturing, Inc., the transferee of those patents is not an Affiliate of Borrower, and the price received by Borrower for the transfer of those patents is not less than $450.000.00.

4.18 Assignment of Rights in Intellectual Property Collateral. Borrower has not assigned rights or interest in any of the Intellectual Property Collateral to any Person other than to Agent. Borrower has the unqualified right and full power and authority to pledge, grant and assign to Agent and Lenders a security interest in all of the Intellectual Property Collateral pursuant to this Agreement, and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person except as already obtained.

4.19 Environmental Representations. Borrower has not received any notice of any violation of any Environmental Law(s); and Borrower is not a party to any litigation or administrative proceeding, nor, so far as is known by Borrower, is any litigation or administrative proceeding threatened against Borrower which, in any case, (i) asserts or alleges that Borrower violated any Environmental Law(s), (ii) asserts or alleges that Borrower is required to clean up, remove, or take any other remedial or response action due to the disposal, depositing, discharge, leaking or other release of any hazardous materials, or (iii) asserts or alleges that Borrower is required to pay all or a portion of any past, present or future clean-up, removal or other remedial or response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous materials by Borrower, and which, either singularly or in the aggregate, could reasonably be expected to create a Material Adverse Change.

4.19.1 Existing Conditions. To the best of Borrower’s knowledge, there are no conditions existing currently which could subject Borrower to damages, penalties, injunctive relief or clean-up costs under any applicable Environmental Law(s), or which require, or are likely to require, clean-up, removal, remedial action or other response pursuant to any applicable Environmental Law(s) by Borrower, and which, in any case, either singularly or in aggregate, could reasonably be expected to create a Material Adverse Change.

4.19.2 Existing Orders. Borrower is not subject to any judgment, decree, order, or citation related to or arising out of any Environmental Law(s), which, either singularly or in the aggregate, could reasonably be expected to create a Material Adverse Change; and, to the best of Borrower’s knowledge Borrower has not been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any applicable Environmental Law(s).

4.19.3 Permits. Borrower has all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to so obtain or maintain any such permits, licenses or approvals could reasonably be expected to create a Material Adverse Change,

4.20 Inventory. All Inventory is in all material respects of good and merchantable quality, free from all material defects.

4.21 Equipment. All of the Equipment is used or held for use in Borrower’s business and is fit for such purposes.

4.22 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Agent’s prior written consent) and are located only at the locations identified on Schedule 2 or otherwise permitted by Section 5.14.

4.23 Inventory Records. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, and Borrower’s cost therefor.

4.24 Commissions Due to Brokers. No broker has been engaged in this transaction and no commission is due to a broker with respect to this transaction.

5.	AFFIRMATIVE COVENANTS OF BORROWER

Borrower agrees that upon execution of this Agreement and until the full and final payment of the Obligations and the termination of all obligations of Agent and the Lenders hereunder, and unless Agent shall otherwise consent in writing, Borrower shall do each of the following:

5.1 Rights and Facilities. Maintain and preserve all material rights, franchises, qualifications, licenses, approvals and other authority adequate for the conduct of its business; maintain its material properties, equipment and facilities in good order and repair, conduct its business in an orderly manner without voluntary interruption and maintain and preserve its legal existence.

5.2 Use of Proceeds. Use the proceeds of the Loans only for purposes specified in Article 1 hereof.

5.3 Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including, without limitation, loss of rent and/or business interruption insurance and boiler and machinery insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property subject to Collateral Documents or property in which Agent or Lenders shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrower (or other Person providing Collateral hereto) and Agent, with mortgagee’s clauses in favor of and satisfactory to Agent for all such policies, and such policies shall also provide that they may not be canceled without 30 days’ prior written notice to Agent. Upon the request of Agent, all of said policies, or copies thereof, including all endorsements thereon and those required hereunder, shall be deposited with Agent.

5.4 Taxes and Other Liabilities. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent and so long as: (a) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and (b) Borrower shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto.

5.5 Records and Reports. Maintain a standard and modern system of accounting in accordance with GAAP; permit Agent’s and Lenders’ representatives to have access to, and to examine its properties, books and records at all reasonable times and upon reasonable notice during normal business hours; and furnish Agent, on behalf of the Lenders:

5.5.1 Quarterly Financial Statement. As soon as available, and in any event within 55 days after the close of each quarter of each fiscal year of Borrower, a consolidated and consolidating balance sheet, profit and loss statement, statement of cash flows and reconciliation of Borrower’s capital balance accounts as of the close of such period and covering operations for the portion of Borrower’s fiscal year ending on the last day of such period, all in reasonable detail and reasonably acceptable to Agent, stating in comparative form the figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with GAAP by Borrower and certified by an appropriate officer of Borrower, subject, however, to year-end adjustments. Delivery by Borrower to Agent within the time limits specified in this section of Borrower’s Form 10-Q filed with the Securities and Exchange Commission or any governmental authority at any time substituted therefor, covering the applicable quarter, shall satisfy this requirement.

5.5.2 Annual Financial Statement. As soon as available, and in any event within 95 days after and as of the close of each fiscal year of Borrower, a consolidated and consolidating balance sheet, profit and loss statement, statement of cash flows and reconciliation of Borrower’s capital balance accounts as of the close of such fiscal year and covering operations for such fiscal year, all in reasonable detail and reasonably acceptable to Agent, stating in comparative form the figures for the corresponding date and period in the preceding fiscal year, audited by an independent certified public accountant selected by Borrower and reasonably acceptable to Agent, in accordance with GAAP, with the unqualified opinion of such accountant satisfactory to Agent. Delivery by Borrower to Agent within the time limits specified in this section of Borrower’s Form 10-K filed with the Securities and Exchange Commission or any governmental authority at any time substituted therefor, covering the applicable fiscal year, shall satisfy this requirement.

5.5.3 Annual Tax Return. As soon as available, and in any event within 60 days after filing of same with the Internal Revenue Service, a completed copy of Borrower’s federal income tax return for the previous calendar year as filed, together with all schedules, attachments and exhibits thereto.

5.5.4 Stockholder, Securities and Exchange Commission Statements and Reports. Promptly after the same are available, copies of all proxy statements, financial statements and reports as Borrower or any Subsidiary of Borrower shall send to its members or stockholders, or to any holders of Subordinated Debt, as applicable, if any, and copies of all reports on Forms 10-K, 10-Q, and 8-K or otherwise filed by Borrower or any Subsidiary of Borrower with the Securities and Exchange Commission or any governmental authority at any time substituted therefor.

5.5.5 Audit Reports. Promptly after the receipt thereof by Borrower, copies of any detailed audit reports submitted to Borrower by independent accountants in connection with each annual or interim audit of the accounts of Borrower performed by such accountants;

5.5.6 Compliance Certificate. On or before each of the deadlines specified in Sections 5.5.1 and 5.5.2 of this Agreement (or, if the quarterly or annual financial statement, as applicable, is delivered prior to the applicable deadline, concurrently with such delivery), a Compliance Certificate of the chief financial officer of Borrower, in the form of Exhibit 5, stating that Borrower has performed and observed each and every covenant contained in this Agreement to be performed by it and that no event has occurred and no condition then exists which constitutes an event of default hereunder or would constitute such an event of default upon the lapse of time or upon the giving of notice and the lapse of time specified herein; or, if any such event has occurred or any such condition exists, specifying the nature thereof.

5.5.7 Accounts Receivable and Accounts Payable Agings. Within 30 days after the end of each quarter and fiscal year of Borrower, (a) a detailed aging, by debtor and total, of the Accounts reconciled to the general ledger of Borrower, and (b) a detailed aging, by vendor and total, of all accounts payable, reconciled to Borrower’s general ledger and setting forth the amount of any book overdraft or the amount of checks issued but not sent. All the foregoing shall be in a form and with such detail as Agent may reasonably request from time to time.

5.5.8 List of Customers. If requested by Agent, provide Agent with an alphabetized list of customers including addresses.

5.5.9 Intellectual Property. Within 15 days after the last day of each quarter (and more frequently if so requested by Agent but not more often than once per month), provide Agent a report signed by Borrower, in form reasonably acceptable to Agent, listing (a) any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks, and the status of any outstanding applications or registrations; and (b) any Patents, Copyrights or Trademarks that Borrower has acquired which are registered or for which applications for registration are pending, and the status of such applications or registrations. The first report shall cover all applicable events subsequent to January 30, 2002, with subsequent reports covering all applicable events since the preceding report was made.

5.5.10 Other Information. Such other information relating to the affairs of Borrower or the Collateral as Agent may reasonably request from time to time.

5.6 ERISA. Cause all defined benefit pension plans, as defined in ERISA, of Borrower to, at all times, meet the minimum funding standards of Section 302 of ERISA, and ensure that no material Reportable Event or material Prohibited Transaction, as defined in ERISA, shall occur with respect to any such plan.

5.7 Laws. At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower’s business, if such failure to comply could reasonably be expected to result in a Material Adverse Change.

5.8 Compliance with GAAP. All information used in and the calculation of Borrower’s compliance with all financial covenants hereunder shall be based on and in accordance with GAAP, subject to the following limitation: if the United States Securities and Exchange Commission changes a rule or regulation or issues a new rule or regulation that would affect compliance with this provision, the changed or new rule or regulation shall take effect (for purposes of this Section) on the date of Borrower’s next periodic filing with the United States Securities and Exchange Commission following the effective date of such changed or new rule or regulation.

5.9 Operating Accounts. Maintain primary United States operating accounts and banking relationship with Agent. Maintain, or cause to be maintained, on deposit with Agent, non-interest bearing demand deposit balances sufficient to compensate Agent for all services provided to Borrower by Agent or, if such balances are not sufficient to compensate Agent for all services provided to Borrower by Agent, pay Agent within 5 days after demand such additional amount as is necessary to compensate Agent for such services. All deposit balances shall be calculated after reduction for the reserve requirement of the Federal Reserve Board and uncollected funds. Any deficiencies therein shall be charged directly to Borrower on a monthly basis.

5.10 Notices. Promptly notify Agent in writing of (i) the occurrence of any Event of Default hereunder or any event that, upon notice or upon notice and the lapse of time specified herein, would be an Event of Default under this Agreement or under any other Loan Document; (ii) all litigation affecting Borrower where the amount in controversy is $100,000 or more; (iii) any substantial dispute which may exist between Borrower and any governmental regulatory body or law enforcement authority; any change in Borrower’s name or principal place of business; or (iv) any other matter which has resulted or could result in a Material Adverse Change.

5.11 Audits. Permit representatives of Agent to conduct audits of Borrower’s books and records relating to the Accounts, Inventory and other Collateral and make extracts therefrom no more frequently than annually (or at any time and without notice required if an Event of Default has occurred and is continuing) with results satisfactory to Agent, provided that Agent shall use its best efforts to not interfere with the conduct of Borrower’s business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Agent and at Borrower’s sole expense. Borrower shall pay Agent audit fees not to exceed $5,000 for each audit unless an Event of Default has occurred and then Borrower shall pay all reasonable expenses incurred by Agent with respect to such audits. All audit fees are payable upon demand and may be added to the Obligations.

5.12 Assignment of Accounts. In addition to any covenant contained in any Loan Document relating to any Collateral, Borrower shall execute and deliver to Agent such assignments, including Agent’s standard forms covering individual Accounts, notices, financing statements, and other documents and papers as Agent may require in order to affirm, effectuate or further assure the assignment to Agent of the Collateral or to give any third party, including the account debtors obligated on the Accounts, notice of Agent’s interest in the Collateral.

5.13 Collection of Accounts. In addition to any covenant contained in any Loan Document relating to any Collateral, Borrower shall:

5.13.1 Until Agent exercises its rights to collect the Accounts and Inventory proceeds as the result of an Event of Default, collect with diligence all Borrower’s Accounts and Inventory proceeds.

5.13.2 Promptly notify Agent of any attachment or other legal process levied against any of the Collateral; and promptly notify Agent of any information received by Borrower relative to the Collateral, including the Accounts, the account debtors or other persons obligated in connection therewith, which may in any way materially affect the value of the Collateral or the rights and remedies of Agent in respect thereto.

5.14 Location of Inventory and Equipment. Keep the Inventory and Equipment only at the locations identified on Schedule 2; provided, however, that Borrower may amend Schedule 2 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Agent security interests in such assets and also provides to Agent a collateral access agreement in form and substance satisfactory to Agent.

5.15 Preservation of Inventory. To do all acts necessary to maintain, preserve, and protect the Inventory, keep all Inventory in good and marketable condition and repair, free from all material defects except for Inventory for which adequate reserves have been made, and not to cause any waste or unusual or unreasonable depreciation thereof.

5.16 Registration of Intellectual Property Rights.

5.16.1 Act in good faith and in accordance with its normal business practice to register or cause to be registered with the United States Patent and Trademark Office or the

United States Copyright Office, as applicable, all Patents, Trademarks, Copyrights and other intellectual property rights owned, developed or acquired by Borrower. Borrower shall give Agent notice of all such applications or registrations in accordance with Section 5.5.9 of this Agreement.

5.16.2 Execute and deliver such additional instruments and documents from time to time as Agent shall reasonably request to perfect Agent’s security interest in the Intellectual Property Collateral.

5.16.3 Act in good faith and in accordance with its normal business practice to protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights and detect infringements of the Trademarks, Patents and Copyrights and promptly advise Agent in writing of material infringements detected or of any claims challenging the validity of, or Borrower’s ownership of, any of the Intellectual Property Collateral. Not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Agent, which shall not be unreasonably withheld.

5.16.4 Allow Agent to audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 5.16, in accordance with the procedures set forth in Section 5.11 of this Agreement. Agent shall have the right (in Borrower’s name or Agent’s name, at Agent’s election), but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 5.16 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Agent for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 5.16.

5.17 Environmental Covenants. Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could constitute a Material Adverse Change. Promptly notify Agent, in writing, as soon as Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Agent, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Borrower, or of any circumstance or condition which requires or may require, a financial contribution by Borrower, or a clean-up, removal, remedial action or other response by or on behalf of Borrower, under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower, for any violation or alleged violation of Environmental Law(s).

6.	NEGATIVE COVENANTS OF BORROWER

Borrower agrees that upon execution of this Agreement and until the full and final payment of the Obligations and the termination of all obligations of Agent and the Lenders hereunder, and unless Agent shall otherwise consent in writing, Borrower shall not do any of the following:

6.1 Type of Business. Make any substantial adverse change in the character of its business.

6.2 Change of Name. Change its legal name, trade names, or trade styles or add any new trade names or trade styles unless (i) Borrower gives Agent 30 days’ prior written notice thereof, and (ii) Borrower executes and delivers such additional agreements, instruments and documents as Agent shall reasonably require to maintain Agent’s perfected security interests in the Collateral, for the benefit of the Lenders.

6.3 Change of State of Incorporation. Change its State of incorporation or formation.

6.4 Outside Indebtedness for Borrowed Money. Create, incur, assume or permit to exist any indebtedness for borrowed money other than (a) Loans from Lenders pursuant to this Agreement; (b) indebtedness for purchase money loans; (c) loans existing as of the date of this Agreement and reflected on Schedule 5 hereto; (d) loans secured by Permitted Liens; and (e) equipment leases.

6.5 Liens and Encumbrances. Create, incur, permit to exist, or assume any mortgage, pledge, encumbrance, Lien or charge of any kind upon any asset now owned or hereafter acquired by it, other than Permitted Liens.

6.6 Loans; Investments; Secondary Liabilities. Except for Permitted Investments, directly or indirectly make any loans or advances to any Person other than in the ordinary and normal course of its business as now conducted, or directly or indirectly make any capital contribution to, or acquire, own or make any investment in the securities of, any Person; directly or indirectly guarantee or otherwise become liable upon the obligation of any Person, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business as now conducted.

6.7 Acquisition or Sale of Business; Merger or Consolidation.

(a) Liquidate, dissolve, merge or consolidate, or commence any proceedings therefor (unless Borrower is the surviving entity) or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted; or

(b) Sell any assets, including without limitation the sale of any property or other asset accompanied by the leasing back of the same, other than (i) transfers of Inventory in the ordinary course of Borrower’s business; (ii) transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; (iii) transfers of surplus, worn-out or obsolete Equipment; (iv) sales with the prior written consent of all Lenders; (v) sales in which all of the following conditions are satisfied: (I) in any calendar year, the Collateral being sold, together with the Intellectual Property Collateral abandoned or transferred pursuant to Section 4.17.2(b) of this Agreement, in the aggregate, has a fair market value at the time of abandonment, transfer or sale of less than $1,000,000, as established by evidence reasonably satisfactory to Agent; (II) the Collateral being sold is not necessary to the operation of Borrower’s business as then conducted; (III) the proposed transferee or user of the Collateral is not an Affiliate of Borrower; (TV) the proposed transferee or user of the Collateral pays Borrower an amount reasonably equivalent to the fair market value of such Collateral; and (V) Agent gives its prior written consent to such sale, which consent shall not be unreasonably withheld; or

(c) Sales authorized by Section 4.17.2(c) of this Agreement.

6.8 Distributions; Dividends. If an Event of Default has occurred and is continuing, make any distribution or declare or pay any dividend on any of its Stock now outstanding or hereafter issued or purchase, redeem or retire any of such Stock.

6.9 Subordinated Liabilities. Make any payments of interest or principal on any Subordinated Debt, without Agent’s prior written consent.

6.10 Transactions with Subsidiaries and Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Subsidiary or Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

6.11 Pension Plans. Except in compliance with this Agreement, enter into, maintain, or make contribution to, directly or indirectly, any pension plan that is subject to ERISA.

6.12 Subordination of Indebtedness. Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

6.13 Intellectual Property Agreements. Permit the inclusion in any contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in favor of Agent and Lenders of Borrower’s rights and interests in any property included within the definition of the Intellectual Properly Collateral.

6.14 No Further Negative Pledges. Enter into or become subject to any agreement (other than this Agreement or the Loan Documents) (a) prohibiting the guaranteeing by Borrower of any obligations, (b) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Borrower whether now owned or hereafter acquired, or (c) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

6.15 Accounts Receivable. Sell or assign any Account, account receivable, note or trade acceptance, except to Agent and Lenders.

7.	FINANCIAL COVENANTS

Borrower agrees that upon execution of this Agreement and until the full and final payment of the Obligations and the termination of all obligations of Agent and the Lenders hereunder, and unless Agent shall otherwise consent in writing, Borrower shall not fail to comply with the following:

7.1 Quick Ratio. At the end of each fiscal quarter throughout the term of this Agreement, Borrower shall have a quick ratio of cash and accounts receivable to current liabilities (including all amounts due to stockholders, officers and Affiliates) of at least 1.50 to 1.00.

7.2 Total Liabilities to Effective Tangible Net Worth. At the end of each fiscal quarter throughout the term of this Agreement, Borrower shall have a ratio of total liabilities to Effective Tangible Net Worth of not greater than 1.25 to 1.00.

8.	EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an event of default (“Event of Default”) hereunder:

8.1 Failure to Pay. Failure to pay any principal, interest or other sums due to Agent or any Lender under this Agreement or any other Loan Document, when due.

8.2 Breach of Representations and Warranties, Affirmative, Negative or Financial Covenants. Failure of Borrower to observe or perform any term or condition set forth in Article 4, Article 5, Article 6, or Article 7 hereof, except that a failure of Borrower to observe or perform any term or condition set forth in Sections 5.5.5, 5.5.6, 5.5.7, 5.5.9, 5.7, 5.10, 5.14, or any of them, shall not be deemed an Event of Default unless such failure continues for 5 days after the earlier of (a) Borrower’s discovery or knowledge of such failure and (b) Agent’s dispatch of written notice to Borrower of such failure; and except that a failure of Borrower to observe or perform any term or condition set forth in Sections 5.3, 5.4 (but only if the delinquent amount is less than $10,000), 5.5.3, 5.5.4, 5.5.8, or any of them, shall not be deemed an Event of Default unless such failure continues for 30 days after the earlier of (a) Borrower’s discovery or knowledge of such failure and (b) Agent’s dispatch of written notice to Borrower of such failure.

8.3 Breach of Other Covenants. Failure of Borrower to observe or perform any term or condition of this Agreement (other than those terms and conditions described in Sections 8.1 and 8.2 hereof), and such failure continues for 30 days after the earlier of (a) Borrower’s discovery of such failure and (b) Agent’s dispatch of written notice to Borrower of such failure.

8.4 Breach of Warranty. Any of Borrower’s representations or warranties made herein or in any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be or become false or misleading in any respect, or if any such representation, warranty, statement or certification is withdrawn.

8.5 Breach Under Any Other Loan Document. Any default or event of default, as the case may be, in the observance or performance by Borrower of any material term or condition of any other Loan Document or any other material document, instrument or agreement with or in favor of Agent or Lenders entered into by or binding upon Borrower, and the continuation thereof beyond any applicable period of grace or cure provided with respect thereto.

8.6 Default Under Agreements with Other Persons. Any default by Borrower in the payment of any Indebtedness (other than Indebtedness owing to Agent and Lenders), or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto or any other agreement, the failure to perform under which could reasonably be expected to constitute a Material Adverse Change and, in each case, continuation thereof beyond any applicable grace or cure period with respect thereto.

8.7 Judgments. One or more judgments or decrees for the payment of money in excess of the sum of $250,000, in the aggregate, or any writ or warrant of attachment or similar process is entered, filed or rendered against Borrower, and such judgment(s) or decree(s) shall remain unvacated, unbonded or unstayed, by appeal or otherwise, for a period of 30 consecutive days after the date of entry.

8.8 ERISA Compliance. Failure by Borrower to meet the minimum funding requirements under ERISA with respect to any pension plan established or maintained by it; the occurrence of any “reportable event,” as defined in ERISA, which could constitute grounds for termination by the PBGC of any pension plan or for the appointment by the appropriate United States District Court of a trustee to administer such pension plan, and such reportable event is not corrected and such determination is not revoked within 30 days after notice thereof has been given to the plan administrator or Borrower, as the case may be; or the institution of any proceedings by the PBGC to terminate any such pension plan or to appoint a trustee by the appropriate United States District Court to administer such pension plan.

8.9 Insolvency; Receiver or Trustee. Borrower shall become insolvent; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for, consent to or acquiesce in the appointment of a trustee, receiver, liquidator, conservator or custodian for it or for a substantial part of its property or business.

8.10 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against it, shall not be dismissed within 30 days thereafter.

8.11 Security Interest. This Agreement or any other Loan Document ceases to be in full force and effect (including the failure of this Agreement or any other Loan Document to create a valid and perfected security interest or lien on the Collateral) at any time and for any reason.

8.12 Cessation of Business. Borrower shall voluntarily suspend its business.

8.13 Material Adverse Change. Any change which, in the reasonable opinion of Agent, has resulted in a Material Adverse Change or could reasonably be expected to create a Material Adverse Change.

8.14 Attachments. If any material portion of Borrower’s properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 10 days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no credit extensions will be required to be made during such stay period).

9.	AGENT’S AND LENDERS’ RIGHTS AND REMEDIES UPON EVENT OF DEFAULT

9.1 Rights and Remedies. Upon the occurrence of an Event of Default, Agent may, and upon the request of all Lenders shall, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

9.1.1 Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable; provided, however, that upon the occurrence of an Event of Default described in Section 8.11, all Obligations shall become immediately due and payable without any action by Agent;

9.1.2 Terminate the commitment of Lenders to lend and cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the other Loan Documents, or under any other agreement between Borrower and Lenders; provided, however, that Lenders shall have no duty to make advances while any Event of Default or Unmatured Event of Default exists notwithstanding any cure period provided for herein;

9.1.3 Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lenders, but without affecting Lenders’ rights and security interests in the Collateral and without affecting the Obligations;

9.1.4 Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Agent reasonably considers advisable;

9.1.5 Without notice or demand upon Borrower, collect the Accounts and Inventory proceeds and give notice of assignment to any and all account debtors;

9.1.6 Without notice to or demand upon Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to deliver or make available to Agent all or any portion of the Collateral and any and all certificates of title and other documents relating thereto as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

9.1.7 Without notice to or demand upon Borrower, place a “hold” on any Deposit Account pledged as Collateral to secure the Obligations;

9.1.8 Without notice to or demand upon Borrower, set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Agent or any Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Agent or any Lender;

9.1.9 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;

9.1.10 Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate; provided, however, that Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale;

9.1.11 Agent or Lenders may credit bid and purchase at any public sale, or at any private sale as permitted by law;

9.1.12 In addition to any other rights, relief or remedies afforded Agent and Lenders, to the extent permitted by applicable law without notice to or consent and completely without regard to the adequacy of any security for the Obligations, Agent may have a receiver appointed as a matter of right, who may be an employee of Agent or Lenders and may serve without bond, and all fees of such receiver and his or her attorney shall become part of the Obligations secured by this Agreement and payable from the disposition of the Collateral, payable upon demand with interest at the rate applicable to Loans hereunder until repaid, and such receiver, in addition to any other rights to which he shall be entitled, shall be authorized to sell, foreclose or conduct a complete foreclosure on all Collateral contemplated by this Agreement for the benefit of Agent and Lenders, pursuant to provisions of applicable law; and

9.1.13 Any deficiency that exists after disposition of the Collateral as provided above shall be paid immediately by Borrower.

9.2 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s designated officers, employees or agents) as Borrower’s true and lawful attorney to, upon the occurrence and during the continuance of an Event of Default: (a) send requests for verification of Accounts or notify account debtors of Agent’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Agent’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; (h) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Agent without first obtaining Borrower’s approval of or signature to such modification by including reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (i) transfer the Intellectual Properly Collateral into the name of Agent or a third party to the extent permitted under the Code; provided, however, that Agent or any of its designees or attorneys-in-fact may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 3.1.3, and to do any and all things necessary in the name and on behalf of Borrower in order to perfect, or continue the perfection of, Agent’s security interests in the Collateral, regardless of whether an Event of Default has occurred or is continuing. Borrower agrees that neither Agent, nor any of its designees or attorneys-in-fact, will be liable for any act of commission or omission, or for any error of judgment or mistake of fact or law with respect to the exercise of the power of attorney granted under this Section 9.2, other than as a result of its or their gross negligence or willful misconduct. The appointment of Agent as Borrower’s attorney in fact and each and every one of Agent’s rights and powers granted under this Section 9.2, being coupled with an interest, shall be irrevocable until all of the Obligations have been indefeasibly paid in full, Lenders’ obligation to provide advances hereunder has been terminated, and all Borrower’s duties hereunder have been performed in full.

9.3 Accounts Collection. At any time during the term of this Agreement, Agent may notify any Person owing funds to Borrower of Agent’s security interest in such funds and verify the amount of such Account. In the Event of a Default, Agent may, at its election, collect such funds directly from the Account debtors.

9.4 Payment of Expenses by Agent. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Agent deems necessary to protect Agent from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 5.3 hereof, and take any action with respect to such policies as Agent deems prudent. Any amounts so paid or deposited by Agent shall be immediately due and payable, and shall bear interest at the rate applicable to the Loans from time to time, and shall be secured by the Collateral. Any payments made by Agent shall not constitute an agreement by Agent to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

9.5 No Obligation to Pursue Others. Agent shall have no obligation to attempt to satisfy the Obligations by collecting them from any third Person which may be liable for them or any portion thereof, and Agent may release, modify or waive any collateral provided by any other Person as security for the Obligations or any portion thereof, all without affecting Agent’s rights against Borrower. Borrower waives any right it may have to require Agent to pursue any third Person for any of the Obligations.

9.6 Compliance with Other Laws. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and Agent’s compliance therewith will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

9.7 Warranties. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

9.8 Sales on Credit. If Agent sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event that the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrower will be credited with the proceeds of such sale.

9.9 No Marshaling. Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of the Obligations or any other obligation owned to Agent by Borrower or any other Person.

9.10 Government Consents. Upon the exercise by Agent of any power, right, privilege, or remedy pursuant to this Agreement which requires any consent, approval, registration, qualification, or authorization of any federal, state, local or other governmental authority, Borrower agrees to execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, assignments, and other documents and papers that Agent or any purchaser of the Collateral may be required to obtain for such governmental consent, approval, registration, qualification, or authorization.

9.11 Agent’s and Lenders’ Liability for Collateral. So long as Agent complies with its obligations under the Code, Agent and Lenders shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.12 Waiver of Defaults. No Event of Default shall be waived by Agent or Lenders except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Agent, and such waiver shall be effective only for the specific time(s) and purpose(s) given. No single or partial exercise of any right, power, or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Agent’s or Lenders’ rights. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Agent or Lenders in enforcing any of their rights or remedies hereunder or any of the other Loan Documents shall constitute a waiver of any of their rights or remedies. Borrower expressly agrees that this Section may not be waived or modified by Agent or Lenders by course of performance, estoppel or otherwise.

9.13 Application of Proceeds. The proceeds of any Collateral obtained pursuant to this Article 9 or disposed of pursuant to this Article 9 shall be applied as follows:

(a) first, to the payment of any and all expenses of collection (including attorney’s fees) incurred by the Agent, whether or not suit is commenced;

(b) next, to the payment of those costs and expenses incurred by Agent in protecting, preserving, enforcing, collecting, selling or disposing of the Collateral;

(c) next, to the payment of accrued and unpaid interest on the Loans;

(d) next, to the payment of the outstanding principal balance owing on the Loans (with the portion allocable to each Loan being a percentage equal to the outstanding principal balance owing on that Loan divided by the total outstanding principal balance owing on all Loans);

(e) next, to the payment of any fees owing to the Agent;

(f) next, to the payment of any fees owing to the Lenders;

(g) next, to the payment of all other Obligations then owing; and

(h) next, if all commitments of Agent and Lenders under the Loan Documents have been terminated and no other Obligations are outstanding, and Agent and Lenders have no further obligation to extend any other financing to Borrower, any surplus then remaining shall be paid to Borrower, subject, however, to the rights of any holder of any then existing Lien of which the Agent has actual notice (without investigation).

9.14 Remedies Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative and not alternative. Agent and Lenders shall have all other rights, powers and remedies not inconsistent herewith as provided under the Code, by law, or in equity against Borrower or any other person, including but not limited to Lenders’ rights of setoff or banker’s lien. No exercise by Agent or Lenders of one right or remedy shall be deemed an election, and no waiver by Lenders of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent or Lenders shall constitute a waiver, election, or acquiescence by it. No waiver by Agent and Lenders shall be effective unless made in a written document signed on behalf of Lenders and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.15 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lenders on which Borrower may in any way be liable.

10.    AGENT AND LENDERS

10.1 Appointment of Agent.

10.1.1 Each Lender hereby designates Comerica as Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, Agent to take such action on its behalf under the provisions of this Agreement and the Notes and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Agent shall hold all Collateral and all payments of principal, interest, and fees received pursuant to this Agreement or any Loan Document for the benefit of Lenders to be distributed as provided herein. Agent may perform any of its duties hereunder by or through its agents or employees.

10.1.2 The provisions of this Article 10 are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 10.9). In performing its functions and duties under this Agreement and the Loan Documents, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Person.

10.2 Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither Agent nor any of

its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Loan Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Loan Documents except as expressly set forth herein or therein.

10.3 Lack of Reliance on Agent

10.3.1 Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrower in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrower and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

10.3.2 Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Loan Documents, or the Notes or the financial or other condition of Borrower or any other Person. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Loan Documents, or the Notes or the financial condition of Borrower or any other Person, or the existence or possible existence of any Unmatured Event of Default or Event of Default, unless specifically requested to do so in writing by any Lender.

10.4 Certain Rights of Agent. Agent shall have the right to request instructions from Lenders at any time. If Agent shall request instructions from Lenders with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from all Lenders, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of all Lenders,

10.5 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

10.6 Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent, in proportion to its respective share of the Obligations for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all expenses) which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct.

10.7 Agent in its Individual Capacity. With respect to its obligation to lend under this Agreement, the Loans made by it, the Notes issued to it, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms Agents, holders of Notes, or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of the Subsidiaries or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower or any of the Subsidiaries for services in connection with this Agreement and the Loan Documents and otherwise without having to account for the same to Lenders.

10.8 Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

10.9 Successor Agent

10.9.1 Agent may, upon twenty (20) Business Days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 10.9) by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Lenders shall have the right, upon five (5) days’ notice and approval by Borrower (which approval shall not be unreasonably withheld or delayed), to appoint a successor Agent. If no successor Agent (i) shall have been so appointed by Lenders, and (ii) shall have accepted such appointment within forty five (45) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice to Lenders and Borrower, the retiring Agent may, on behalf of Lenders, appoint a successor Agent.

10.9.2 Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

10.9.3 In the event of a material breach by Agent of its duties hereunder, Agent may be removed by Lenders for cause and the provisions of this Section 10.9 shall apply to the appointment of a successor Agent.

10.10 Collateral Matters

10.10.1 Each Lender authorizes and directs Agent to enter into the Loan Documents for the benefit of Lenders. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by Agent in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the collateral granted pursuant to the Loan Documents.

10.10.2 Lenders hereby authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any collateral (i) upon termination of Lenders’ obligations hereunder, and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) to the extent authorized by this Agreement or the other Loan Documents (and Agent may rely conclusively on any certificate or other documents provided by Borrower in connection therewith, without further inquiry), or (iii) if approved, authorized or ratified in writing by all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of collateral pursuant to this Section 10.10.

10.10.3 Agent may (and is hereby irrevocably authorized by all Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein pursuant to Subsection 10.10.2; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the collateral.

10.10.4 Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the collateral exists or is owned by Borrower or is cared for, protected or insured or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 10.10 or in any of the Loan Documents, it being understood and agreed that in respect of the collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

10.11 Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Unmatured Event of Default or Event of Default as shall be directed by all Lenders; provided that until Agent shall have received such directions. Agent may {but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Unmatured Event of Default or Event of Default as it shall deem advisable and in the best interests of Lenders.

10.12 Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower, any Agent or any other Person under or in connection with this Agreement or any Loan Document except (i) as specifically provided in this Agreement or any Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

10.13 Register. Agent, on behalf of Borrower, shall maintain a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, and any Notes evidencing the Loans owned by, each Lender from time to time. Notes and the Loans evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer on the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of such Loan(s) and the Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note(s) evidencing such Loan(s), accompanied by a duly executed agreement effecting the assignment, and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee Lender(s) and the old Note(s) shall be returned by Agent to Borrower marked cancelled. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder (whether or not evidenced by a Note) as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder (whether or not evidenced by a Note) shall be effective only upon appropriate entries with respect thereto being made in the Register.

10.14 Sharing of Payments, Etc. If any Lender shall obtain any payment whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise in excess of its ratable share of payments on account of the Loans or Reimbursement Obligations owing to all Lenders, then such Lender shall forthwith purchase from the other Lenders such participations in the Loans or Reimbursement Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender, shall repay to the purchasing Lender, the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender, in respect of the total amount so recovered. Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section, may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

10.15 Replacement of Affected Lenders. If any Lender (other than Agent) (x) is owed a material amount of increased costs under Section 1.8 or ceases to be obligated to make LIBOR Lending Rate Loans as a result of the operation of Sections 1.9 or 1.10, (y) refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved pursuant to Section 11.3 by the Majority Lenders, or (z) is in default of its obligations hereunder, then Agent shall have the right, but not the obligation, to replace such Lender (the “Replaced Lender”) with one or more Persons who are eligible to be assignees under Section 11.9(c) of this Agreement (collectively, the “Replacement Lender”) provided, that:

(a) at the time of any replacement pursuant to this Section 10.15, the Replacement Lender shall enter into one or more assignment agreements pursuant to Section 11.9(c) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all unpaid reimbursement obligations that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereof at such time, and (C) all accrued, but theretofore unpaid fees owing to the Replaced Lender, (y) Agent, the registration and processing fee set forth in Section 11.9(c);

(b) all obligations of Borrower owing to the Replaced Lender (other than those specifically described in preceding clause (a) in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid by Borrower in full to such Replaced Lender concurrently with such replacement; and

(c) upon the execution of the respective assignment documentation pursuant to preceding clause (a) and the payment of amounts referred to in preceding clauses (a) and (b), the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provision of this Agreement and the other Loan documents, which shall survive as to such Replaced Lender.

11.	MISCELLANEOUS PROVISIONS

11.1 Other Loan(s). Any loan made by Lenders to Borrower prior to or after the date of this Agreement and other obligations outstanding from Borrower to Lenders are subject to the terms and conditions of this Agreement (“Other Loans”) unless otherwise agreed in writing by Borrower and Lenders. Any default by Borrower under the terms and conditions of the Other Loans will constitute an Event of Default under this Agreement if such default under the Other Loans continues for 15 days after the earlier of (a) Borrower’s discovery of such failure; and (b) Agent’s dispatch of written notice to Borrower of such failure, except where the obligation under the Other Loans is $20,000 or less then the cure period will be 30 days, not 15 days. The interest rate, payments of principal and interest and the other terms contained in any note(s) evidencing any such prior loan(s) shall remain in full force and effect, and Borrower ratifies the continuing effectiveness of any such prior note(s) and agrees to continue to make payments in accordance with the terms thereof.

11.2 Failure or Indulgence Not Waiver. No failure or delay on the part of Agent, Lenders or any holder of notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or any note(s) issued in connection with a Loan that Lenders may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.3 Amendments and Waivers. Neither this Agreement nor any Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3. Lenders may (by action of the Majority Lenders), or, with the written consent of the Majority Lenders, Agent may, on behalf of the Lenders, from time to time, (a) enter into with Borrower or any other Person written amendments, supplements or modifications hereto and to the Loan Documents or (b) waive, on such terms and conditions as the Majority Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Event Default or Unmatured Event of Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby (or, with respect to the Lenders, by the Majority Lenders, or, with the written consent of the Majority Lenders, Agent), and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and specific purpose for which given; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or any installment thereof or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Commitment of any Lender in each case without the consent of each Lender affected thereby; or

(ii) amend, modify or waive any provision of this Section 11.3 or reduce the percentage specified in the definition of Majority Lenders, or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the Loan Documents or (except in connection with a transaction covered by Subsection 10.10.2) release or all or substantially all of the Collateral, in each case without the written consent of all the Lenders; or

(iii) amend, modify or waive any provision of Article 10 without the written consent of the then Agent; or

(iv) amend, modify or waive any provision of this Agreement regarding the allocation of prepayment amounts to the Loans or the application of such prepayment amounts to the respective installments of principal under the respective Loans without the written consent of the Majority Lenders with respect to the applicable Loan; or

(v) amend, modify or waive any provision of any Loan Document that provides for the ratable sharing by the Lenders under such Loan Document of the proceeds of any realization on the Collateral to provide for a non-ratable sharing thereof, without the consent of the Majority Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon Borrower, Lenders, Agent and all future holders of the Loans. In the case of any waiver, Borrower, Lenders and Agent shall be restored to their former positions and rights hereunder and under the Loan Documents, and any Event of Default or Unmatured Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Event of Default or Unmatured Event of Default or impair any right consequent thereon.

11.4 Construction; Interpretation.

11.4.1 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Agent, Lenders or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

11.4.2 Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived in writing by Agent. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable. All accounting terms shall have the meanings applied under GAAP unless otherwise specified. All section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.

11.4.3 Each covenant hereunder shall be given independent effect so that if a particular action or condition is not permitted by such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default.

11.5 Cumulative Effect; Conflict of Terms. The provisions of the other Loan Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.6 Counterparts; Entire Agreement. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, together with the other Loan Documents, constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

11.7 Agent’s Expenses and Attorney’s Fees. If, at any time or times regardless of whether an Event of Default then exists, Agent pays or incurs legal or accounting expenses or any other costs or expenses in connection with (a) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, (b) the administration of this Agreement or any of the other Loan Documents and the transactions or the Collateral contemplated hereby and thereby, (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, a Lender, Borrower, or any other person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower’s affairs, (d) any attempt to enforce any rights of Agent against Borrower or any other person which may be obligated to Agent by virtue of this Agreement or any of the other Loan Documents, whether or not suit is filed, or (e) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral, then all such legal and accounting expenses (including all reasonable attorneys’ fees) together with all other costs and expenses of Agent shall be payable by Borrower without demand after notice, and Borrower shall promptly pay all such amounts payable to Agent under this Section 11.7, and all such amounts shall be secured by the Collateral and shall bear interest from the date of such notice until paid in full at the rate applicable to the Loans from time to time. If suit is brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs in addition to any other remedy or recovery awarded by the court.

11.8 Taxes and Fees. Should any tax (other than a tax based upon the net income of Agent or Lenders) or recording or filing fee become payable in respect of this Agreement or any of the Loan Documents, any of the Collateral, or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay such taxes (or reimburse Agent and Lenders therefor), together with any interest or penalties thereon, and agrees to hold Agent and Lenders harmless with respect thereto.

11.9 Successors and Assigns; Participations; Disclosure.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such prohibited assignment or transfer by Borrower shall be void.

(b) Each Lender may make, carry or transfer the Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender or to any Federal Reserve Bank, all without Borrower’s consent.

(c) Each Lender may, at its own expense, assign to one or more banks or other financial institutions all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents with the prior written consent of Agent, which consent shall not be unreasonably withheld, and with the prior written consent of Borrower if the assignee’s Commitment immediately after the assignment would be less than $3,000,000.00 or the assignor’s Commitment immediately after the assignment would be greater than zero and less than $3,000,000.00, which consent shall not be unreasonably withheld. Such assignment shall be pursuant to an Assignment and Acceptance in the form of Exhibit 6. In the event of any such assignment by any Lender pursuant to this Section 11.9(c), such Lender’s obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by such Lender’s assignee to the extent provided for in the Assignment and Acceptance. Upon its receipt of an Assignment and Acceptance effecting an assignment pursuant to and in accordance with this Section 11.9(c) duly executed by an assigning Lender and an assignee Lender (and by Agent), together with payment by the assigning Lender or the assignee Lender to Agent of a registration and processing fee of Three Thousand Five Hundred Dollars ($3,500), Agent shall promptly accept such assignment and, on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to Lenders and Borrower. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.9 concerning assignments of Loans and Notes relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(d) Each Lender may at any time sell to one or more banks or other financial institutions (each a “Participant”) participating interests in the Loans, the Letters of Credit and in any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Borrower authorizes each Lender to disclose to any assignee under Section 11.9(c) or any Participant (either, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by Borrower pursuant to this Agreement or which has been delivered to such Lender by Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement.

(f) Borrower agrees that each Lender may use Borrower’s and the Subsidiaries’ name(s) in advertising and promotional materials, and in conjunction therewith, each Lender may disclose the amount of the Loans and the purpose thereof.

11.10 Applicable Law. This Agreement, the other Loan Documents and any and all other agreements and instruments required by Agent or Lenders in connection therewith shall be governed by and construed according to the internal laws of the state of California, except to the extent that the Code provides for the application of the laws of another state and except to the extent expressed to the contrary in any of the Loan Documents. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing (unless expressly provided to the contrary). If personally delivered or delivered by fax, such notices shall be effective when delivered, and in the case of mailing, such notices shall be effective 2 Business Days after sending by first class mail, postage prepaid, in each case addressed to the parties as set forth on the signature page of this Agreement, or to such other address as a party shall have designated to the other in writing in accordance with this Section. The giving of at least 5 days’ notice before Agent or Lenders shall take any action described in any notice shall conclusively be deemed reasonable for all purposes; provided, that this shall not be deemed to require Agent or Lenders to give such 5 days’ notice, or any notice, if not specifically required to do so in this Agreement.

11.12 Further Action. Borrower shall, from time to time, upon written request of Agent, promptly make, execute acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and promptly take all such further action as may be required to carry out the intent and purpose of this Agreement and the other Loan Documents, and to provide for the Loans under and payment of the Notes, according to the intent and purpose herein and therein expressed.

11.13 Severability. In case any one or more of the obligations of Borrower under this Agreement, any Note, or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Borrower shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Borrower under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

11.14 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Borrower made herein or in any of the Loan Documents, or in any certificate, report, financial statement or other document furnished by or on behalf of Borrower in connection with this Agreement or any of the Loan Documents, shall be deemed to have been relied upon by Agent and Lenders, notwithstanding any investigation heretofore or hereafter made by Agent or Lenders or on Agent or Lenders’ behalf, and those covenants and agreements of Borrower in this Agreement (together with any other indemnities of Borrower contained elsewhere in this Agreement or in any of the Loan Documents) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.

11.15 Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Agent, Lenders and Borrower and shall remain effective until the Indebtedness under this Agreement and each of the Notes shall have been repaid and discharged in full and no commitment to extend any credit hereunder (whether optional or obligatory) remains outstanding.

11.16 Confidentiality. In handling any confidential information, Agent and Lenders shall exercise the same degree of care that they exercise with respect to their own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosures of such information may be made: (a) to the subsidiaries or Affiliates of Agent or Lenders in connection with their present or prospective business relations with Borrower; (b) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower; (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order; (d) as may be required in connection with the examination, audit or similar investigation of Agent or Lenders; and (e) as Agent or Lenders may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of Agent or Lenders when disclosed to Agent or Lenders, or becomes part of the public domain after disclosure to Agent or Lenders through no fault of Agent or Lenders; or (ii) is disclosed to Agent or Lenders by a third party, provided Agent and Lenders do not have actual knowledge that such third party is prohibited from disclosing such information.

11.17 Time of the Essence. Time is hereby declared to be of the essence of this Agreement and every part hereof.

11.18 Waiver of Jury Trial. EACH OF THE UNDERSIGNED BORROWER AND EACH LENDER ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE INTERPRETATION, PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Agreement is duly executed on behalf of each of the parties hereto by duly authorized officers as of the date first above written.

COMERICA BANK-CALIFORNIA, a California banking corporation		ROXIO, INC., a Delaware corporation

By:	/S/ MATTHEW WRIGHT	By:	/s/ R. ELLIOT CARPENTER

Name:	Matthew Wright	Name:	R. Elliot Carpenter

Title:	CBO	Title:	CFO

Address for Notices:		Address for Notices:
1331 North California Blvd.		461 S. Milpitas Blvd.
Suite 400		Milpitas, CA 95035
Walnut Creek, CA 94596
Facsimile No.: (925) 941-1999		Facsimile No.: (408) 635-7606

APPENDIX A

GENERAL DEFINITIONS

When used in the Loan and Security Agreement dated as of March 8, 2002 by and between Roxio, Inc., a Delaware corporation, and Comerica Bank-California, a California banking corporation, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Accounts—all presently existing and hereafter arising accounts, accounts receivable, contract rights and other forms of monetary obligations and receivables (including healthcare receivables) owing to Borrower, and any credit insurance, guaranties, or security therefor, irrespective of whether earned by performance.

Affiliate—shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement—the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Schedules and Exhibits thereto, and this Appendix A, together with all amendments, modifications and supplements thereto, and restatements thereof.

Bankruptcy Code—the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

Base Lending Rate—the variable per annum rate equal to the Base Rate plus the Base Lending Rate Margin.

Base Lending Rate Margin—negative 0.50 percentage points (negative fifty basis points).

Base Lending Rate Portion—any portion of any Loan so designated in accordance with this Agreement

Base LIBOR—as applied to any Interest Period for a LIBOR Lending Rate Portion, shall mean the rate equal to the arithmetic mean (rounded upward to the nearest one-hundredth of one percent (.01%)) of: (i) the offered rates per annum for deposits in U.S. Dollars for a period equal to such Interest Period which appears at 11:00 a.m., London time, on the Reuters Screen LIBOR Page on the LIBOR Business Day that is two (2) LIBOR Business Days prior to the first day of such Interest Period, in each case if at least four (4) such offered rates appear on such page, or (ii) if clause (i) is inapplicable, (a) the offered rate per annum for deposits in U.S. Dollars for a period equal to such Interest Period which appears at 11:00 a.m., London time, on the Telerate Monitor on Telerate Screen 3750 on the LIBOR Business Day that is two (2) LIBOR Business Days prior to the first day of such Interest Period; or (b) if subclause (a) is inapplicable, the arithmetic mean (rounded upward to the nearest one-hundredth of one percent (.01%)) of the interest rates per annum offered by at least three (3) prime banks selected by Agent at approximately 11:00 a.m., London time, on the LIBOR Business Day that is two (2) LIBOR Business Days prior to such date for deposits in U.S. Dollars to prime banks in the London interbank market, in each case for a period equal to such Interest Period in an amount equal to the amount to which the LIBOR Rate shall apply.

Base Rate—means that variable rate of interest so announced by Agent at its headquarters office in San Jose, California as its “Base Rate” from time to time, which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and which rate may not be the lowest rate of interest charged by Agent to any of its customers.

Borrower’s Books—means all of Borrower’s books and records including: ledgers; records indicating, summarizing, or evidencing Borrower’s properties or assets (including the Collateral) or liabilities; all information relating to Borrower’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

Business Day—any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

Chattel Paper—all chattel paper (including tangible chattel paper and electronic chattel paper) (as such terms are defined in the Code).

Closing Date—the date of the making of the initial Loan under the Agreement or any predecessor agreements.

Code—the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), §35, operative July 1, 2001. Any and all terms used in the Agreement which arc defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein.

Collateral—all of Borrower’s right, title, and interest in and to each of the following:

(a) the Accounts;

(b) Borrower’s Books;

(c) the Chattel Paper;

(d) the Deposit Accounts;

(e) the Equipment;

(f) the General Intangibles;

(g) the Goods;

(h) the Inventory;

(i) the Investment Property;

(j) the Letter of Credit Rights;

(k) the Negotiable Collateral;

(l) the Intellectual Property Collateral;

(m) the Supporting Obligations;

(n) the accounts identified in Schedule 4 to this Agreement and in all other accounts owned by or in Borrower’s name with the institutions identified in Schedule 4, including all money, security entitlements, investment property, stocks, instruments or other property now or hereafter contained in those accounts, together with all property and financial assets substituted therefor or for any part thereof, all interest, dividends, increases, profits, new financial assets or other increments, distributions or rights of any kind received on account of any of the foregoing, and all other income received in connection therewith and all products or proceeds thereof (whether cash or non-cash proceeds);

(o) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Agent or Lenders; and

(p) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, or other tangible or intangible property received or receivable from the sale, exchange, collection, lease, license, use or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

Commitments—for each Lender, its Pro Rata Share of the Maximum Revolving Amount.

Copyrights—any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

Deposit Account—any demand, time, savings, passbook or similar account now or hereafter maintained by or for the benefit of Borrower with an organization that is engaged in the business of banking including a bank, savings bank, savings and loan association, credit union and trust companies, and all funds and amounts therein, whether or not restricted or designated for a particular purpose.

Documents—any and all documents and documents of title, including documents of title, bills of lading, dock warrants, dock receipts, warehouse receipts and other documents of Borrower, whether or not negotiable, and includes all other documents which purport to be issued by a bailee or agent and purport to cover goods in any bailee’s or agent’s possession which are either identified or are fungible portions of an identified mass, including such documents of title made available to Borrower for the purpose of ultimate sale or exchange of goods or for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with goods in an manner preliminary to their sale or exchange, in each case whether now existing or hereafter acquired.

EBITDA—with respect to any period, the sum of: (a) Borrower’s net income after taxes, plus, (b) interest expense, plus (c) accrued federal and state income taxes, plus (d) accrued depreciation and amortization expense.

Effective Tangible Net Worth—as of any date of determination, the sum of Borrower’s total stockholder’s equity, less any value for goodwill, trademarks, patents, copyrights, leaseholds, organization expense and other similar intangible items, and any amounts due from stockholders, officers and Affiliates, plus Subordinated Debt

Environmental Law(s)—means all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials.

Equipment—all of Borrower’s machinery, machine tools, apparatus, motors, equipment, fittings, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (including software imbedded in such goods) and other tangible personal property (other than Inventory) of every kind and description used in Borrower’s operations or owned by Borrower or in which Borrower has an interest, whether now owned or hereafter acquired by Borrower and wherever located, and all parts, accessories, and special tools, and all increases and accessions thereto and substitutions and replacements therefor.

Event of Default—has the meaning set forth in Article 8 hereof.

Funded Debt—as of any date of determination, all liabilities of Borrower of whatever nature or duration including indebtedness for borrowed money, obligations under capital leases, and all other indebtedness owed to other Persons (including obligations under capital leases and letter of credit obligations), excluding trade debt incurred in the ordinary course of business to suppliers.

GAAP—generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

General Intangibles—all of Borrower’s present and future general intangibles and other personal property (including payment intangibles, electronic Chattel Paper, contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, trade secrets, inventions, copyrights, blueprints, drawings, plans, diagrams, schematics, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, software, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

Governmental Authority—any federal, state, local or other governmental instrumentality or authority or subdivision thereof, domestic or foreign.

Indebtedness—all (a) obligations of Borrower for borrowed money, (b) obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) obligations of Borrower under capital leases, (d) obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (c) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

Insolvency Proceeding—any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

Instruments—any and all negotiable instruments, and every other writing which evidences a right to the payment of a monetary obligation, in each case whether now existing or hereafter acquired.

Intellectual Property Collateral—all of Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrower now or hereafter existing, creating, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

Interest Period—with respect to each LIBOR Lending Rate Portion, the period commencing on the date of such LIBOR Lending Rate Portion and ending on the numerically corresponding day one (1), two (2), three (3) or six (6) months thereafter as Borrower may elect pursuant to the applicable Notice of Borrowing or Notice of Conversion or Continuation; provided, however, that:

(a) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month in which case such Interest Period shall end on the immediately preceding LIBOR Business Day;

(b) any Interest Period which begins on the last LIBOR Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c) no Interest Period may extend beyond the maturity date for the applicable Loan.

Inventory—all of Borrower’s goods (including software imbedded in such goods), merchandise and other personal property which are held for sale or lease, including those held for display or demonstration or out on lease or consignment or to be furnished under a contract of service or are raw materials, work in process or materials used or consumed, or to be used or consumed in Borrower’s business, and shall include any returns or repossessions thereof and all property rights, patents, copyrights, trademarks, plans, drawings, diagrams, schematics, assembly and display materials relating thereto.

Investment Property—any and all of Borrower’s presently existing and hereafter acquired investment property (as defined in the Code).

Lending Office—each Lender’s office located at its address set forth on the signature pages hereof, or such other office of such Lender as it may hereafter designate as its Lending Office by notice to Borrower.

Letter of Credit Rights—any and all of Borrower’s presently existing and hereafter acquired letter of credit rights (as defined in the Code).

LIBOR Business Day—any Business Day on which major commercial banks are open for international business (including dealings in dollar deposits) in Los Angeles, California and London, England.

LIBOR Lending Rate—with respect to a LIBOR Lending Rate Portion, the rate per annum (rounded upwards if necessary to the nearest whole one-hundredth of one percent (.01%)), determined as the sum of: (a) the quotient of: (i) Base LIBOR for the relevant Interest Period of such LIBOR Lending Rate Portion; divided by (ii) the number equal to one hundred percent (100%) minus the LIBOR Reserve Percentage with respect to such Interest Period; plus (b) the LIBOR Lending Rate Margin. The LIBOR Lending Rate shall be adjusted automatically on the effective date of any change in the LIBOR Reserve Percentage, such adjustment to affect any LIBOR Lending Rate Portion outstanding on such effective date to the extend such change is applied retroactively to eurocurrency funding of a member bank in the Federal Reserve System. Each determination of a LIBOR Lending Rate by Agent, including, but not limited to, any determination as to the applicability or allocability of reserves to eurocurrency liabilities or as to the amount of such reserves, shall be conclusive and final in the absence of manifest error.

LIBOR Lending Rate Margin—1.75 percentage points (one hundred seventy-five basis points).

LIBOR Lending Rate Portion—any portion of any Loan so designated in accordance with this Agreement.

LIBOR Reserve Percentage—for any Interest Period of any LIBOR Lending Rate Portion, the daily average of the stated maximum rate (rounded upward to the nearest one-hundredth of one percent (.01%)), as determined by Agent in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), at which reserves are required to be maintained during such Interest Period by Agent and Lenders (including supplemental, marginal, and emergency reserves) under Regulation D by Agent and Lenders against eurocurrency liabilities (as such term is defined in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to Agent and Lenders from time to time under Regulation D. Without limitation the generality of the foregoing, the LIBOR Reserve percentage shall include any other reserves required to be maintained by Agent and Lenders against (i) any category of liabilities that includes deposits by reference to which the LIBOR Lending Rate for a LIBOR Lending Rate Portion is being determined and (ii) any category of extension of credit or other assets that includes LIBOR Lending Rate Portion.

Lien—any lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and any agreement to grant any lien or security interest, and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

Loan Account—the Revolving Loan Account.

Loan Documents—the Agreement, all promissory notes, any security agreements, guaranties, mortgages, deeds of trust, and environmental agreements, executed by Borrower, and any other instruments, documents, or agreements entered into or authorized, now or in the future, by Borrower in connection therewith.

Loans—all loans and advances of any kind made by Lenders to Borrower pursuant to the Agreement.

Long Term Capital Leases—as of any date of determination, all lease obligations of Borrower or renewals or extensions thereof whose remaining term exceeds 1 year.

Long Term Debt—as of any date of determination, all debts and other obligations of Borrower for borrowed money and all renewals or extensions thereof whose remaining term exceeds 1 year.

Majority Lenders—Lenders holding Pro Rata Shares that total, in the aggregate, not less than 66.6666667%.

Material Adverse Change—a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the business, prospects, operation, results of operations, assets, liabilities or condition (financial or otherwise) of any Subsidiary or Affiliate of Borrower, which has or will have a material adverse effect on Borrower, (c) the ability of Borrower or any Subsidiary or Affiliate or Borrower to perform its obligations under the Loan Documents to which it is a party or of Agent or Lenders to enforce the Obligations or realize upon the Collateral, (d) the value of the Collateral or the amount that Agent or Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral (e) the validity or enforceability of this Agreement, the other Loan Documents, or the rights and remedies of Agent hereunder or thereunder, or (f) the priority of Agent’s or Lenders’ liens with respect to the Collateral.

Maximum Revolving Amount—the amount set forth in Section 1.1.1 of this Agreement.

Negotiable Collateral—all of Borrower’s present and future letters of credit, advises of credit, certificates of deposit, notes, drafts, money, Instruments, Documents, and tangible Chattel Paper.

Notice of Borrowing—an irrevocable notice from Borrower to Agent of Borrower’s request for a Borrowing, pursuant to the terms of Section 1.1.3 and in the form of Exhibit 1 hereto.

Notice of Continuation—a written notice given pursuant to the terms of Section 1.7 and in the form of Exhibit 3 hereto.

Notice of Conversion—a written notice given pursuant to the terms of Section 1.7 and in the form of Exhibit 2 hereto.

Obligations—all Loans, advances, debt, principal, interest, fees, expenses, costs and other amounts owed to Agent or any Lender by Borrower pursuant to this

Agreement or any other agreement, together with all guaranties, covenants and duties owing by Borrower to Agent or any Lender of any kind or description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any interest, fees, expenses, costs and other amounts owed to Agent or any Lender that but for the provisions of the Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Agent or any Lender may have obtained by assignment or otherwise.

Patents—all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues extensions and continuations-in-part of the same.

Permitted Investments—all (a) investments existing on the Closing Date disclosed in Schedule 4; (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Agent and (iv) Agent’s money market accounts; (c) investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy and any such amendment thereto has been approved in writing by Agent; (d) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; (e) investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (f) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and (g) investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business.

Permitted Liens—any: (a) Any Liens shown on Schedule 6 hereto and approved in writing by Agent or arising under this Agreement or the other Loan Documents; (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Agent’s or Lenders’ security interests; (c) Liens (i) upon or in any Equipment acquired or held by Borrower to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the Equipment so acquired and improvements and additions thereto, and the proceeds of such Euipment to the extent that the acquisition of such Equipment is permitted under this Agreement; (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

Person—any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

Pro Rata Share—the percentage interest of each Lender in the applicable Loans, as set forth on Schedule I, attached hereto.

Real Property—means any estates or interests in real property now owned or hereafter acquired by Borrower.

Regulation D—Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended or supplemented from time to time.

Responsible Officer—the chief executive officer, chief financial officer or chief operating officer of a Person, or such other officer, employee or agent of such Person designated by a Responsible Officer in a writing delivered to Agent.

Reuters Screen LIBOR Page—the display designated as the LIBOR page on the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered dates of major banks.

Revolving Loan Account—has the meaning as set forth in Section 1.1.2 hereof.

Revolving Loan Maturity Date—March 7, 2005.

Stock—means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

Subordinated Debt—means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Agent on terms reasonably acceptable to Agent (and identified as being such by Borrower and Agent).

Subsidiary—of a Person means any corporation, partnership, limited liability company, or other entity in which (i) any general partnership interest or (ii) more than 50% of the Stock of which by the terms thereof having ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

Supporting Obligations—any and all of Borrower’s presently existing and hereafter acquired supporting obligations (as defined in the Code).

Trademarks—any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

Unmatured Event of Default—any condition or event which with the giving of notice or lapse of time, or both, would, unless cured or waived become an Event of Default.

Schedule 1	–	Pro Rata Shares of Lenders*

Schedule 2	–	Location of Inventory and Equipment*

Schedule 3	–	Intellectual Property Collateral*

Schedule 4	–	Permitted Investments*

Schedule 5	–	Existing Loans*

Schedule 6	–	Permitted Liens*

Exhibit 1	–	Notice of Borrowing*

Exhibit 2	–	Notice of Conversion*

Exhibit 3	–	Notice of Continuation*

Exhibit 4	–	Promissory Note*

Exhibit 5	–	Compliance Certificate*

Exhibit 6	–	Assignment and Acceptance*

*	The Exhibits and Schedules to this Loan and Security Agreement have been omitted. Roxio, Inc. agrees to supplementally furnish such Exhibits and Schedules upon request from the Securities and Exchange Commission.